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                                                                    Exhibit 99.1

Case No.:

Department No.:

              FIRST JUDICIAL DISTRICT COURT OF THE STATE OF NEVADA
                             IN AND FOR CARSON CITY

NEVADA POWER COMPANY,               )
                                    )
            Petitioner              )
                                    )
      vs.                           )     PETITION FOR JUDICIAL REVIEW
                                    )     OF AN ORDER OF THE PUBLIC
PUBLIC UTILITIES COMMISSION         )     UTILITIES COMMISSION OF
OF NEVADA,                          )     NEVADA
                                    )
            Defendant               )
------------------------------------)

      COMES NOW, the Nevada Power Company ("Nevada Power" or "Company" or "Petitioner"), by and through its undersigned counsel, and petitions this Court for judicial review of an order of the Public Utilities Commission of Nevada ("Commission" or "PUCN"). This petition is filed pursuant to NRS ss.703.373, which provides, in part, that any aggrieved party to a proceeding before the Commission is entitled to judicial review of a final decision. Such review is initiated with a petition for judicial review that may be filed in the district court in and for Carson City. NRS ss.703.373(2). Petitions for judicial review of final orders of the Commission are afforded precedence over other civil actions of a different nature. NRS ss.703.373(5).

            With this Petition, Nevada Power seeks to reverse Commission orders in PUCN Docket No. 99-7035 which dismissed Petitioner's amended application to initiate a new electric


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rate schedule, and reduced rates in petitioner's original application.
Concurrent with this filing, Petitioner has filed a Motion, pursuant to NRS ss.704.374, seeking a preliminary injunction staying the Commission's final order, along with authority to put into effect the Company's filed and suspended schedules of rates pending a final determination by this Court on the merits of the petition.

                                  INTRODUCTION

      The Causes of Action Set forth in this Petition for Judicial Review relate to two broad aspects of the Commission's Order in PUCN Docket No. 99-7035. In that case, Nevada Power sought authority to change its electric rates to reflect the changing costs of purchased fuel and purchased power. The issues raised in this Petition for Judicial Review are admittedly complex. Therefore, Petitioner has devoted substantial attention to providing the Court with additional background regarding electric utility regulation, especially as it is impacted by recent electric industry restructuring legislation. Petitioner has included with its Petition several exhibits that reflect the law regarding the recovery of purchased fuel and purchased power costs at various points in time up to and through the enactment in June, 1999 of sweeping legislation restructuring the electric industry in Nevada. These exhibits are provided here for ease of reference and do not constitute supplements to the record in PUCN Docket No. 99-7035. In support of its Petition, Nevada Power alleges as follows:

                                   THE PARTIES

      1. Petitioner Nevada Power is a public utility providing retail electric service to customers in and around Las Vegas, Nevada pursuant to a certificate of public convenience and necessity granted and administered by the Commission. Nevada Power is not a debtor in bankruptcy.


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      2. Nevada Power is itself a Nevada corporation, and a wholly-owned subsidiary of Sierra Pacific Resources, a publicly traded Nevada corporation and utility holding company, which, through Nevada Power and its other wholly owned subsidiary Sierra Pacific Power Company, conducts electric, gas and/or water utility operations in fourteen Nevada Counties (Clark, Nye, Washoe, Douglas, Storey, Lyon, Churchill, Lander, Esmerelda, Pershing, Elko, Mineral, Humboldt, and Eureka), and Carson City.

      3. Defendant Commission is an administrative agency of the State of Nevada, created by the legislature in NRS Chapter 703 to supervise and regulate the operations, including rates, of public utilities as defined in NRS Chapter 704.

           REGULATORY FRAMEWORK FOR SETTING RATES FOR PUBLIC UTILITIES

      4. The legislature has declared (codified at NRSss.704.001), its purpose and policy in enacting NRS Chapter 704:

      It is hereby declared to be the purpose and policy of the legislature in enacting this chapter:

      1. To confer upon the commission power, and to make it the duty of the commission, to regulate public utilities to the extent of its jurisdiction.

      2.    To provide for fair and impartial regulation of public utilities.

      3. To provide for the safe, economic, efficient, prudent and reliable operation and service of public utilities; and

      4. To balance the interests of customers and shareholders of public utilities by providing public utilities with the opportunity to earn a fair return on their investments while providing customers with just and reasonable rates.

      5. Historically, the provision of electricity was considered a natural monopoly in Nevada and a single utility was required to generate, transmit, and distribute electricity for and to all consumers in a designated service area. "Generation" refers to the process of producing electricity, whether through nuclear units, fossil fuel plants, hydroelectric facilities or other sources. "Generation" also refers to power purchased from third-party suppliers both inside and


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outside the state, that is then transmitted to load centers inside the state for distribution and ultimate consumption by customers. The two largest components of generation costs consist of cost of purchased power and cost of fuel (oil, gas or coal) which the generating plants burn to produce steam for electric generation. "Transmission" is the process of moving electricity at high voltage from a generating source to load centers. "Distribution" refers to the process of delivering high-voltage electricity to customers at lower voltage levels.

      6. Within this historic framework, Nevada Power has provided what has been called "bundled" electric service, consisting of generation, transmission, distribution, metering, and billing services, packaged into a single service, provided to customers within its defined service territories and charged for in a single bill.

      7. As a public utility subject to the jurisdiction of the Commission, Nevada Power's retail electric rates for traditional bundled electric service are subject to review and approval by the Commission.

      8. Prior to 1975, rates for electric utilities were set using a long-established but semi-formal procedure wherein the utility filed an application with the Commission in which it described the relief it sought, and provided certain supporting documentation. Any and all costs associated with providing electric service were reviewed in these applications, subject to minimal regulation guided by a fairly comprehensive body of judicial common law determinations regarding the rights and obligations of utilities and the Commission.

                REGULATORY FRAMEWORK FOR RECOVERING THE COSTS OF
                       PURCHASED FUEL AND PURCHASED POWER

      9. In 1975 the Legislature enacted two bills, AB 707 and SB 267 (attached hereto as Exhibits "A" and "B") that together created three distinct ratemaking processes under which a


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utility could recover its expenses for its two largest and most volatile components of cost, purchased fuel and purchased power. The 1975 Legislature also formalized procedures for changing rates for two of these procedures. With A.B. 707, the Legislature created the "general rate case," in which the utility was to file certain information in a certain format to recover all of its costs of investments in plant and facilities, return on investment, and expenses (including purchased fuel and purchased power) associated with operating the utility. As codified at NRS ss.704.110(3), this provision reads in pertinent part:

      Whenever there is filed with the commission any schedule stating an increased... rate or charge for service or equipment, the public utility shall submit with its application a statement showing the recorded results of revenues, expenses, investments and costs of capital for its most recent 12 months for which data were available when the application was prepared.

      10. Because of the cost, complexity, and time consumed by such large cases, and the attendant burden imposed on the Commission in processing such cases, the legislature also enacted a provision prohibiting a utility from filing a general rate case while another case is still pending. This "anti-stacking" provision required a general rate case to be finally decided by the Commission before the utility could file another one.
NRSss.704.110(6)

      11. An exception was created for purchased fuel (oil, natural gas and coal) and purchased power, which could be treated differently in recognition of the susceptibility of these costs to frequent and dramatic price fluctuations, and the burden on the utility of having to absorb these costs (which it could not control) until another general rate case could be filed. This was the second method made available to a utility to recover its fuel and purchased power costs. With S.B. 267, codified at NRS ss.704.110(7), the 1975 Legislature provided for "fuel cases," the generic term for a separate process pursuant to which the ongoing costs of purchased fuel and purchased power could be recovered. Where general rate cases could no longer be filed in quick


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succession, with no more than one general rate case pending at a time, S.B. 267 provided an exception for cases involving just purchased fuel and purchased power. "A public utility may not file an application to recover the increased cost of purchased fuel, purchased power, or natural gas purchased for resale more often than once every 30 days."

      12. With A.B. 707, the 1975 Legislature established a third method for recovering the costs of purchased fuel and purchased power. A utility could elect to use a special accounting procedure (termed "deferred accounting") to separately account for the costs of fuel and purchased power, and to recover its deferrals of purchased fuel and purchased power in a subset of a new kind of "fuel case" now commonly referred to as the "deferred energy case." In other words, the costs would be collected or entered into an account, the collection of which would be delayed or deferred until a future date.

      13. AB 707, ss. 1, codified at NRS ss.704.185, Subsection (1) reads in pertinent part: "[a] public utility which purchases fuel, including natural gas for resale, or power may record upon its books and records all cost increases or decreases in such fuels or purchased power in deferred accounts." AB 707, ss. 2, codified at NRS ss.704.110(5), reads in pertinent part:

      Whenever an application is filed by a public utility for an increase in any rate, fare or charge based upon increased costs in the purchase of fuel or power, and the public utility has elected to use deferred accounting for costs of the purchase of fuel or power in accordance with commission regulations, the commission, by appropriate order after a public hearing, shall allow the public utility to clear the deferred account not more often than every 6 months by refunding any credit balance or recovering any debit balance over a period not to exceed 1 year as determined by the commission.

      14. The Commission adopted a separate body of regulations implementing "AB 707" deferred accounting pursuant to NRS ss.ss.704.185 and 704.110(5) on March 31, 1976. Designated as General Order No. 21, these regulations described how a utility could elect to use deferred accounting, and the accounting and reporting procedures it needed to follow once it elected to


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use deferred accounting. General Order 21 also established the details of the special accounting process by which purchased fuel and purchased power costs were deferred and then recovered. Consistent with NRS ss.704.110(5), General Order 21 provided for the clearing of deferred balances once every six months, using a six-month amortization period. In other words, the balance in the account would be recovered in monthly charges to customers over a six-month period. The complete text of General Order 21 as it was originally implemented is attached hereto as Exhibit "C".

      15. By its express terms, General Order 21 applied only to utilities electing to use deferred accounting for purchased fuel and purchased power. General Order 21 also provided that when a utility elected to use deferred accounting, its ongoing (forward looking) as distinguished from its deferred (past uncollected) costs of fuel and purchased power were to be set via the NRS ss. 704.110(3) "general rate case" process, rather than the S.B. 267 or NRS ss.704.110(7) "fuel case" process. In the SB 267 process, only going-forward costs would be set, but there would be no tracking of over- or under-collections in any deferred account. Rather, the utility would assume the risk of underrecovery and retain the benefit of any overrecovery. Utilities opting to recover the costs of fuel and purchased power in S.B. 267 "fuel cases" instead of the AB 707 deferred accounting process, were not subject to the requirement that ongoing forward-looking costs of fuel and purchased power be set via the "general rate case" process.

      16. In 1981, the Commission revamped General Order 21. See Exhibit "D" attached hereto, which contains pertinent excerpts. Among the more significant changes made, the Commission eliminated the requirement that utilities using deferred accounting set their ongoing forward-looking (as opposed to deferred past uncollected) costs of fuel and purchased power in a "general rate case." Instead, utilities electing to use deferred accounting were required to update


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their ongoing costs of purchased fuel and purchased power in the deferred case itself. "The base unit energy cost for fuels used in electric generation and for purchased power must be established in a utility's application for deferred energy relief...." General Order 21, Section 3.32. In later versions of the regulation, this provision appeared at NAC ss.704.125. "Base unit energy costs" is the regulatory nomenclature for the projected forward-looking ongoing costs for fuel and purchased power.

      17. Later in 1981 the Commission further amended General Order 21 (pertinent excerpts attached hereto as Exhibit "E") in an attempt to make it clear that despite the rather unequivocal language of Section 3.32, the regulation should not be construed to prohibit the updating of ongoing purchased fuel and purchased power costs more frequently than every six months, and that such updating could occur in cases other than those involving deferred accounting. As set forth in the preamble to the amendment: "the Commission recognizes that situations may exist in which the public interest may be best served by establishment of the base unit energy cost in a proceeding other than a deferred energy proceeding and using a formula different from that contained in General Order No. 21." The remedy established in this amendment (Section 1.33, later codified as NAC ss.704.080), acknowledges that the statutes, NRS ss.ss.704.110(5) (A.B. 707 deferred energy) and NRS ss.ss.704.110(7) (S.B. 267 fuel and purchased power update), contemplate the updating of the ongoing costs of fuel and purchased power in proceedings other than those involving NRS ss. 704.110(5) deferred accounting.

      18. In 1987 the Commission again conducted a sweeping modification of its deferred accounting regulations, attached in its entirety as Exhibit "F." In this amendment, all references to the deferred energy process as being the exclusive forum for the setting of ongoing fuel and purchased power costs for those utilities opting to use deferred accounting were eliminated from


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the regulations. Former Section 3.32 (codified as NAC ss.704.125) was struck from the NAC. Also in the 1987 amendment, the amortization period for deferred fuel and purchased power expenditures was extended from six to twelve months. In addition, the mandatory semi-annual deferred filing to clear six-months of deferred balances using a six-month amortization period was changed to a mandatory annual filing to clear twelve months of deferred balances using a twelve month amortization period. The utility could make a semi-annual deferred energy application if "the net change in revenue necessary to offset changes in the cost of fuel for generation and purchased power... exceeds plus or minus 5 percent of total revenue at rates last authorized for the test period."

      19. Thereafter in any case involving recovery of the costs of purchased fuel and purchased power where the electric utility had, pursuant to regulation, elected to use deferred accounting, two rate elements were reviewed and set. The forward-looking ongoing costs of purchased fuel and purchased power were typically, but not exclusively, reviewed in a deferred accounting case, and recovered in the "base tariff energy rate" or "BTER" (formerly termed the "base unit energy cost"). The BTER (which estimates or predicts future costs) is calculated based on an historical (backward looking) twelve month test period, pursuant to a formula that is designed to establish the going-forward rate for fuel and purchased power at rates which would be as close to projected actual costs as possible. BTER rates must be reviewed at least annually. To the extent that the BTER either under- or over-estimates the actual costs of fuel and purchased power over the projected time period, the under- or over-collection is tracked and deferred (collected for future recovery) in a special account called the deferred energy account (DEA). At least once a year, the amount collected in the DEA must be cleared. This is done via the third rate component, the "deferred energy accounting adjustment" or "DEAA." The DEAA


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is (usually) amortized and either collected from or refunded to (if an over-collection occurred) from ratepayers on their monthly bills over one year.

              NEVADA POWER'S HISTORICAL USE OF DEFERRED ACCOUNTING
                     FOR PURCHASED FUEL AND PURCHASED POWER

      20. Prior to 1975, Nevada Power filed frequent rate cases driven for the most part by the need to reflect and recover the rapidly increasing costs of purchased fuel and purchased power. However, after enactment of the deferred accounting statutes in 1975, Nevada Power did not immediately elect to use the new (A.B. 707, ss.704.110(5)) deferred accounting procedures for its purchased fuel and purchased power. From 1975 through 1979, Nevada Power updated is purchased fuel and purchased power rates using a combination of AB 707, NRS ss. 704.110(3), "general rate case," and "fuel case" filings (S.B. 267, NRS ss. 704.110(7)).

      21. In an application made on April 30, 1979, pursuant to Section 1.21 of General Order 21 (regarding the process to be followed in making an election to use deferred accounting), Nevada Power elected to utilize deferred accounting. For several years thereafter, Nevada Power normally filed deferred accounting cases in April and October of each year. Later, Nevada Power started filing cases in July and January. It also filed several other deferred accounting cases in between.

      22. In summary, general costs are determined in a general rate case and recovered through the Base Tariff General Rate, or BTGR. These cases are large and complex because they examine the totality of a utility's operations and various aspects of the economy relevant to setting a fair rate of return on investment. Such cases are now filed infrequently-- Nevada Power's last general rate case was in 1992. Fuel and purchased power costs, which form a large part of the need for rate relief, are susceptible to frequent and dramatic price fluctuations,


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however. Deferred accounting was instituted to ease the burden on the utility of having to absorb swings in fuel and purchased power costs (which it could not control), until another general rate case could be filed. Such cases are far less complex and time consuming because they review only fuel and purchased power costs as invoiced by third parties. Thus, while the ratemaking formula for deferred accounting is somewhat complicated, with ongoing costs recovered via the BTER and unrecovered past costs (deferred costs) collected via the DEAA, the issues are limited and the process is relatively straightforward. With one departure, Nevada Power has operated within this regulatory framework since
1979.

      23. The phrase "purchased power" is a term of art in the regulation of public utilities. As it is bought and sold on the open market, a utility purchasing "power" may incur costs for either or both "purchased capacity" and "purchased energy." As it is commonly used in the electric industry, including in Nevada's regulation of purchased power, "capacity costs" are charges imposed by a seller of electric generation for making generating "capacity" or capability available to the buyer (like a retainer fee), whether or not the buyer ever actually calls on or uses that generator or "generation." "Energy costs", on the other hand, are a function of the buyer's actual use and consumption of energy produced by that generator or "generating capacity" over time. Capacity is purchased in units of "kilowatts" or "kW", which represents the generating capability or potential of the generating unit (like horsepower in an engine). Energy is purchased in units of "kilowatt-hours" or "kWh" (a unit of generating capacity (kW) multiplied by hours of actual usage or consumption).

      24. The calculation of ongoing costs of purchased power in the BTER specifically recognizes and accounts for the difference between capacity and energy. In the BTER formula, capacity is recovered as a fixed cost which, for some classes of customers, do not vary with


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actual use or consumption of the energy produced by that generator. Energy is separately calculated as the product of the last experienced unit cost (price charged by seller) of energy times the total kilowatt-hours purchased (or consumed and paid for). The theory is that the latest price is the best estimate or predictor of the future ongoing price.

      25. Prior to 1992, Nevada Power blended the capacity and energy costs charged by third parties in calculating the BTER. The Commission rejected this approach in 1992 (PUCN Docket Nos. 92-1029/1067), in favor a method whereby purchased power would be classified as either capacity or energy based on how the charges were actually incurred. "Purchased power" was to be differentiated between "purchased capacity" and "purchased energy" as individually incurred, and as separately stated on the seller's invoice. Excerpts from Commission's Order in PUCN Docket Nos. 92-1029/1067 are attached hereto as Exhibit "G." It was thereafter the explicit practice in all Nevada Power deferred accounting cases to classify and charge for capacity and energy based on the seller's invoice.

      26. In 1995, Nevada Power agreed to move its purchased power capacity out of deferred energy (and therefore the BTER) and into general rates (BTGR). The move was driven by the need to recognize the difference between how BTER costs are allocated among different customer groups, and the manner in which BTGR costs are allocated among different customer groups. In general rate cases, the Commission undertakes an exercise called rate design, and attempts to set rates among and between separate customer classes (residential, commercial, industrial) based on the experienced cost of serving each class. Because of economies of scale, geographical density, consumption patterns, and other factors, it is cheaper to serve some customer groups than others.


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      27. In other words, in a rate design exercise, the PUCN calculates the revenues needed by the utility to recover its costs and expenses and obtain a reasonable return on its investment and then assigns or allocates to different customer groups the responsibility to pay those revenues based on that group" pro-rata share of the utility's total cost of service. Rates are then set to permit the utility to recover the estimated amount of revenues from each customer group.

      28. Rate design is not performed in a deferred accounting case. In deferred accounting cases, adjustments in rates are spread equi-proportionally, based on the last-designed rate structure, which was set in the last general rate case. In itself, this isn't problematic. However, while Nevada Power is fortunate to serve a fast-growing service territory, all sectors of the economy don't grow at the same pace. Thus, since Nevada Power had gone some time without a general rate case, it did not have any recent review of the proprietary or accuracy of its cost allocation methodology (rate design). Since growth in some customer segments of Nevada Power's service territory (particularly the mega-resort casinos), far outpaced growth in other customer segments (particularly residential and small commercial), the imposition of rates versus the allocation of costs among and between customer classes had become misaligned and inequitable. In short, because the rapid growth of casinos reduced the unit costs to serve them, and because the existing rates were fixed at an earlier time when the unit costs were higher, they were being allocated a disproportionate amount of the total costs of service for all customer segments.

      29. One way to mitigate this disproportionality was to move certain BTER charges to BTGR and alter the allocation of total costs in general rates to reflect or account for the lower unit costs necessary to serve casinos.


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      30. In a Commission-approved stipulation (Exhibit "H" attached hereto),
Nevada Power agreed that in its next deferred energy filing or next general rate case, whichever came first (emphasis added):

      Nevada Power's reasonably incurred purchased power capacity costs for the test year ended May 31, 1996 will be excluded from its base tariff energy rates ("BTER") and included in its base tariff general rates ("BTGR").

      31. Nevada Power's next-filed case was a July 15, 1996, deferred accounting case (PUCN Docket No. 96-7020). Pursuant to the 1995 stipulation, Nevada Power proposed to move $117 million in purchased power capacity costs incurred during the test year and consumed by its customers and which ordinarily would be used to calculate ongoing forward-looking BTERs, from the BTER to the BTGR. The actual amount of the transfer of purchased capacity costs from the BTER to the BTGR was resolved by stipulation. In its Order in PUCN Docket No. 96-7020 (Exhibit "I" attached hereto), the Commission approved this stipulation, which provided in pertinent part that: "the purchased power capacity costs to be hereafter excluded from BTER and included in BTGR ... will be $112,486,854."

      32. On July 15, 1997, Nevada Power filed another deferred accounting, which became PUCN Docket No. 97-7030. In its application, Nevada Power sought the usual authority to adjust its BTER to reflect changes in the ongoing costs of fuel and purchased power, and to reset the DEAA to clear the deferred balances it had accumulated prior to the filing. During hearings on the July 15, 1997 filing, the Commission's Staff and the Southern Nevada Water Authority ("SNWA"), argued that a portion of the Petitioner's purchased energy costs, as depicted on the seller's invoices which had been incurred during the test period and consumed by customers should be disallowed. Staff and SNWA argued that the 1995 stipulation, in which Nevada Power agreed to move the costs of incurred purchased capacity from the BTER to the


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BTGR, should include purchased energy that should be treated as if it were actually capacity. These purchased energy costs transmogrified into capacity has now become known as "imputed capacity."

      33. Nevada Power strenuously disagreed with the Staff and SNWA's construction of the 1995 stipulation. Nevada Power pointed to the record in the 1995 and 1996, as well as to the explicit language of the 1995 stipulation as evidence that imputation of purchased energy as "capacity" was never even discussed-- let alone agreed to-- during those dockets. Nevada Power pointed out that in the 1996 case only explicit-- i.e., actually invoiced-- capacity was identified and moved from the BTER to the BTGR. Furthermore, not only were the 1995 or 1996 stipulations and orders silent as to whether purchased energy should in future cases be imputed as if it were capacity, these documents did not describe how any such an imputation could or would be accomplished. The Attorney General's Consumer Advocate ("OCA"), the instigator and a primary signator to the 1995 and 1996 stipulations, did not take a position on the SNWA and Staff's proposals.

      34. On January 8, 1998, the Commission issued the first of three orders in Docket No. 97-7030, attached hereto as Exhibit "J." The Commission began its discussion of the imputed capacity issue by discussing the effect of the transfer of explicit purchased capacity from the BTER to the BTGR as envisioned in the 1995 stipulation:

      By transferring the purchased power capacity costs to the BTGR rates, the company was allowed to more properly align purchased power capacity costs to the appropriate rate classes [residential, commercial or industrial]. The Commission finds that the reasons for transferring purchased power capacity costs to the BTGR rates are still sound.

      35. Finding that the reasoning behind the transfer of explicit purchased capacity from the BTER to the BTGR, the Commission then found that:


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      The Commission further finds that the stipulation executed in Docket No.
      95-7021 [the PUCN denominated the 1995 deferred case as the transition case] was meant to apply to the "Transition Case" and all subsequent deferred energy filings unless the Commission finds it in the public interest to do otherwise. Furthermore, it is not appropriate to transfer only a portion of Nevada Power's purchased power capacity costs into BTGR rates.
      ....
      Wholesale electric power markets have changed significantly since the introduction of competition. Electric power is now viewed as a commodity and is seldom described or transacted on the traditional demand and energy basis. Thus, the method of simply removing explicitly stated purchased power capacity costs from Nevada Power's BTER is not considered by the Commission to be a reasonable methodology by which to remove such costs.

      36. Without saying so directly, the Commission accepted the Staff and SNWA's argument that the 1995 stipulation applied not only to incurred capacity, but to energy which the PUCN and certain parties wanted to impute and treat as if it were capacity. The Commission has thereafter construed the 1995 stipulation, which referred to "incurred purchased capacity costs" to include "incurred purchased energy" which the Commission wished to impute and treat as if it were purchased capacity. However, the Commission had to grapple with the absence of any language in either the 1995 or 1996 stipulations or any order of any statute or any rule or regulation that would tell Nevada Power whether, when or how it was to transform or impute all or any portion of its purchased energy as purchased capacity. Again, from the Commission's order:

            As a result of the stipulation executed in Docket No. 96-7020, an explicit amount of purchased power capacity costs was removed from BTER rates and included in BTGR rates, thereby removing them from Nevada Power's deferred energy accounting.
      ....
      Unfortunately, the stipulation provides no identifiable methodology for transferring the [imputed] purchased power capacity costs to the BTGR....
      This transaction in itself did not provide the Commission with the methodology necessary to continue to separate [i.e. impute] purchased power capacity costs in subsequent energy cases.


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      37. Finding that it had no legal basis to actually disallow any purchased energy costs that it now wished to impute as capacity, the Commission rejected the outright disallowance of "imputed purchased capacity costs." The Commission was forced to recognize that:

      The reasonableness of Nevada Power's purchased power expenses is unchallenged. The Commission also recognizes that Nevada Power does not earn a return on its purchased power contracts. Therefore, the Commission finds that such a disallowance would be grossly unfair to the company.
      ....
      The Commission therefore finds it necessary to order Nevada Power to refile its application in a manner that specifically applies and defines a methodology for removing all capacity costs from its purchased power expenses. The identified purchased power capacity costs should then be transferred to general rates in a revenue-neutral [no increase] BTGR adjustment.

      38. Because neither the 1995 nor the 1996 stipulations or orders described when or how such an imputation should be accomplished, Nevada Power was ordered to amend and refile its case. In the amended case, Nevada Power was to propose a methodology for identifying and imputing energy as capacity. Contrary to the wishes of the Staff and SNWA, however, the Commission determined that it would be "grossly unfair" to Nevada Power to disallow imputed capacity costs. Instead, using the procedure used in the 1996 case, once these imputed capacity costs were identified, the Commission would presumably allow Nevada Power to shift the costs of imputed capacity from the BTER to the BTGR.

      39. On April 23, 1998, in compliance with the PUCN's directive, Nevada Power filed an amendment to its July 15, 1997 application. Nevada Power proposed a methodology for imputing a portion of purchased energy costs as purchased capacity, and filed proposed BTER and BTGR rate schedules that reflected the anticipated transfer of imputed capacity from the BTER to the BTGR.

      40. In its second order in the 1997 deferred case (attached hereto as Exhibit "K"), dated October 13, 1998, the Commission rejected Nevada Power's proposed methodology for imputing purchased energy costs as purchased capacity in favor of a method proposed by the OCA. More importantly, the Commission determined that contrary to its earlier order (and its action in the 1996 deferred accounting docket), it had no authority to allow Nevada Power to move the costs of imputed capacity from the BTER to the BTGR in a deferred accounting docket. The Commission confirmed that it "stands behind its January 1998 Compliance Order in this docket which stated that it would be unfair to disallow Nevada Power's purchased power capacity costs whose reasonableness is unchallenged." However, the Commission once again did not authorize the recovery of any imputed capacity costs. Instead, the Commission ordered Nevada Power to once again amend and refile its case, this time using the Consumer Advocate's methodology for imputing capacity. The Commission then stated that as a result of the second amended filing, Nevada Power would be authorized to collect its imputed capacity costs in a wholly new set of rates that the Commission would establish and denominate as the BTER-C for capacity.

      41. Following the October 13, 1998 order, several parties, including Nevada Power sought reconsideration or rehearing. The Commission granted rehearing on the following issues only:

      (1) The appropriate allocation of imputed purchased power capacity costs among customer classes;

      (2) The implementation of the BTER-C rate;

      (3) The appropriate rate structure for deferred energy rates;

      (4) Whether a separate deferred accounting mechanism should be established for each BTER-C rate;

      (5) The appropriate assignment of imputed purchased power capacity among classes of customers.

      42. On January 12, 1999, the Commission issued its third and final order in the 1997 case (Docket No. 97-7020, Exhibit "L" attached hereto). There the Commission disallowed any change in any rate (BTER, BTGR, or BTER-C), to reflect either the ongoing costs or the growing deferred balances related to this imputed capacity. The balances were growing because the costs were continuing to be incurred and paid for by Nevada Power but the PUCN provided no mechanism or basis for the company to recover these costs in any rates, BTGR, BTER, or BTER-C. They continued to be collected in a separate deferred account. Instead, the Commission ordered Nevada Power to establish another new deferred account for imputed purchased capacity, and to amend its 1998 deferred accounting application (which had been pending since July 15, 1998) to reflect the Commission's new methodology for accounting for imputed purchased capacity.

      43. As to whether or how Nevada Power would recover the costs of imputed purchased capacity reflected in this new deferred account, the Commission stated that Nevada Power would have to wait for recovery until after the Commission rendered a decision in Nevada Power's industry restructuring compliance case, which was due to be filed in April, 1999. This was a case mandated by AB 366, the predecessor to SB 438, which was conducted for the purpose of segregating the various components of electric service (transmission, distribution, generation) into separate products with separately stated costs or prices. Such rates were to go into effect whenever the electric market would be opened to competition from competing suppliers of such various components of electric service to be determined by the PUCN.

      44. A similar order was issued a month later in Nevada Power's 1998 deferred accounting case, PUCN Docket No. 98-7035 (Exhibit "M" attached hereto), except that Nevada Power was ordered to establish yet another "new, separate, deferred account." The Commission then stated:

      When the Commission renders a decision on the compliance filing which NPC must make pursuant to NRS 704.986, it will address netting BTGR revenues with purchased power capacity costs, because at that time all implicit and explicit capacity costs will be reviewed and compared against the BTGR component which transferred as a result of the stipulation executed in Docket No. 96-7020.

      45. In other words, the PUCN suggested that it would consider subtracting (netting) certain revenues generated in the Company's general rates (BTGR) (which are meant to cover costs included in general rates such as costs of investment in plant and facilities, and a return on investment) from the actual out-of-pocket costs it incurred for "imputed purchased capacity" and as to which it earns no return, now segregated in the newly created BTER-C account.

      46. Nevada Power sought Judicial Review of the Commission's establishment and then treatment of imputed purchased capacity as was set forth in the final orders in both the 1997 and 1998 deferred accounting dockets. These cases are pending before this Court as Case Nos. 99-00470A and 99-00754A.

      47. Without prejudging its right to Judicial Review of the orders, Nevada Power filed its restructuring compliance case as instructed, and included in its application the costs of imputed purchased capacity. Pursuant to the Commission's final orders in the 1997 and 1998 dockets, Nevada Power included in its restructuring compliance plan a request to recover both the ongoing costs and deferred balances related to imputed capacity. The Commission once again put off ruling on the issue, this time moving it into the subject docket. From paragraph 71 of the September 17, 1999 Interim Order in PUCN Docket No. 99-4005:

      The issues surrounding imputed capacity expenses arose out of a series of Deferred Energy Cases filed by the Company. Because only the BTER and not the BTGR can be changed in a Deferred Energy Case, this issue could never be completely dealt with. Docket No. 99-7035 will be the Company's last Deferred Energy Case. This docket presents a unique opportunity to resolve the imputed capacity issue once and for all since the Commission will have the ability to change the BTGR in this Deferred Energy Case. Therefore, the Commission will consider these issues in Docket No. 99-7035.

      48. In the subject docket, its most recent on the issue, the Commission has denied any inclusion of imputed capacity in ongoing rates (a $37.9 million disallowance using the September 30th filing presently under review in this proceeding), finding that contrary to its order above and its past practice, ongoing costs of imputed capacity aren't deferred accounting issues after all. In dismissing the September 30th filing, the Commission has outright disallowed recovery of all imputed capacity balances accumulated between June 1, 1999 through August 31, 1999, for energy already consumed by Nevada Power's customers ($30 million disallowance). Finally, the Commission has delayed recovery and subjected all $20 million of the accumulated balances prior to June 1999 to a "netting" of revenues in BTGR rates (again, for energy already purchased and consumed by customers) pending the Commission's final adjudication of Nevada Power's restructuring case for stranded costs. The amount of the netting or deduction is approximately $7 million. Thus, out of $20 million in accumulated balances, the PUCN will permit the utility to apply for approximately $3 million of recovery in a stranded cost case where such costs will be subjected to yet another netting exercise involving a host of other factors and variables.

                IMPACT OF SENATE BILL 438 ON DEFERRED ACCOUNTING
                     FOR PURCHASED FUEL AND PURCHASED POWER

      49. On June 9, 1999, the Governor signed into law S.B. 438. The bill, now codified throughout NRS Chapters 703 and 704, generally addresses the restructuring of Nevada's electric utility industry, with the ultimate goal of providing retail electric customers with a competitive alternative for various components of energy service. Among its many provisions, S.B. 438 sets forth a rate plan that dramatically alters the traditional regulatory framework for setting electric rates.

      50. With one important exception, S.B. 438 provides that once retail competition for energy begins, the rates charged by the surviving utility entity (dubbed the "provider of last resort" or "PLR") will be set and then frozen for three years on rates as they existed on June 1, 1999. The single exception to the June 1 rate-setting provision mandates that the rates for the PLR utility shall be modified "to account for the effects of any decisions by the commission relating to any cases filed with the commission before October 1, 1999, which involve the use of deferred accounting." NRS ss.704.9823. Once set based on rates in place on July 1, 1999, as modified to reflect the results of any deferred energy cases filed before October 1, 1999, rates for the PLR utility are frozen through March 1, 2003.

      51. S.B. 438 also repealed the two deferred accounting provisions put in place by the 1975 Legislature in A.B. 707 (NRS ss.ss. 704.185 and 704.110(5)). It did not repeal SB 267 (ss. 704.110(7) fuel and purchased power cases). The repeal was to be effective on October 1, 1999. Thus, unlike the rate freeze provisions described above, S.B. 438's repeal of NRS ss.704.185 and ss.704.110(5) was not timed to coincide with the commencement of retail competition for energy. The repeal was effective October 1, 1999, regardless of open access or anything else. Thus, the repeal of the deferred accounting statutes, effective October 1, 1999, altered the ratemaking framework for Nevada Power as it is currently structured -- i.e. the bundled electric utility-- regardless of whether or when industry restructure occurs and whether or when Nevada Power takes on the role of the utility PLR. It affects Nevada Power and its customers today.

                 NEVADA POWER'S 1999 DEFERRED ACCOUNTING FILINGS

      52. On July 15, 1999, Nevada Power filed the deferred accounting application, which is the subject of this petition. The filing was docketed as PUCN 99-7035. In this filing, Nevada Power requested authority to increase its gross annual revenues by $44,283,306, or 4.9 percent. This request for relief was made up of the following rate elements:

      As to going-forward costs:

      (1) An increase in the forward-looking ongoing charges for fuel and purchased power of $7,389,899 to reflect increased costs of fuel and purchased power (other than imputed capacity) as reflected in the twelve month historical test period ended May 31, 1999.

      (2) An increase in ongoing charges for fuel and purchased power of $12,787,353 to reflect the costs of purchased energy which was being imputed as capacity under the PUCN's "formula", as reflected in the twelve month historical test period ended May 31, 1999.

      As to recovery of accumulated balances:

      (3) An increase in the DEAA of $17,445,953 to recover deferred balances (other than imputed capacity balances) which had accumulated up to May 31, 1999.

      (4) An increase in the DEAA of $6,660,101, to reflect the recovery of $19,980,300 in imputed capacity balances over an amortization period of three years ($19,980,300 /3 = $6,660,101).

      53. Nevada Power also notified the Commission that it had terminated deferred accounting for its fuel and purchased power expenditures as of May 31, 1999. Depending on the future ongoing costs of energy, such termination would eliminate any refund due customers (if costs were over-recovered), or avoid any surcharge (if costs were under-recovered).

      54. A prehearing conference was held on the July 15 filing on September 14, 1999. At the prehearing conference, the then-Presiding Officer, Commissioner Pitlock, asked Nevada Power whether it had filed a request to terminate deferred accounting as required by NAC ss.704.090. As currently codified, NAC ss.704.090 states:

      1. Any utility which uses deferred accounting pursuant to NAC 704.023 to 704.195, inclusive, may apply to the commission for authority to terminate those accounting procedures. The utility may cease using those accounting procedures upon authorization from the commission.

      2. An application must contain a report showing the Nevada jurisdictional earned rate of return for the specific operating department applying for termination for the most current 12 calendar months.

      3. Within 45 days after the date on which the commission authorizes termination, the utility shall file for the specific operating department which applied for termination of a report containing:

            (1) The Nevada jurisdictional earned rate of return for the 12 calendar months ending on the date of termination.
            (2) A statement of the cumulative balance as of the termination date. The commission will issue an appropriate order for disposition of this balance.

            The commission may suspend an application in the same manner as used for the filing of a general increase in rates.

      55. On September 30, 1999 (prior to the SB 438 October 1 deadline for making deferred filings), Nevada Power made another filing with the Commission in which it updated the July 15th calculations of ongoing fuel and purchased power costs to reflect the most recent twelve months historical data (August 31, 1999), and updated the DEAA deferred balances to reflect deferrals through August 31, 1999. The net impact of the updates to both ongoing fuel and purchased power costs and the deferred balances was an increase in the rate increase request. In order to mitigate the impact on customers of the update to fuel and purchased power costs, Nevada Power proposed a rate and recovery schedule which would amortize all deferred balances (including imputed capacity) over three years instead of one.

      56. Included in the September 30th filing was a request to discontinue deferred accounting pursuant to NAC ss.704.090, along with all the information required by NAC ss.704.090(2) to accomplish termination. Nevada Power also informed the Commission that it had reversed the necessary accounting entries and reinstated deferred accounting pending a decision by the Commission authorizing termination. From the September 30th application:

            6. ....As pointed out by Presiding Commissioner Pitlock at the
      September 14, 1999 Pre-Hearing Conference in Docket No. 99-7035, Nevada Power had no authority to unilaterally terminate deferred accounting. Absent any express statutory provision to the contrary, only the Commission can confer such authority, and it has not done so.

            7. In light of the foregoing, Nevada Power's attempt to terminate deferred accounting without a prior Commission order granting it authority to do so was improper. Accordingly, Nevada Power has restated its accounting records to reflect the continued use of deferred accounting for fuel, purchased power and imputed capacity expenses until the Commission issues an order authorizing termination.

      57. Consistent with the Commission's Interim Order in PUCN Docket No. 99-4005 (the Compliance Filing), the September 30th deferred accounting filing included requests to recover both the ongoing and deferred costs of all the purchased energy which the Commission sought to impute and treat as purchased capacity. A comparison of the annual impacts of the requested relief as set forth in the July 15th and September 30th filings, identifying by component, energy and purchased energy "imputed capacity," and showing both a standard twelve-month amortization and the suggested thirty-six-month amortization of the DEAA balance, is set forth in the following table:

                    July 15 and September 30 Filings Compared

--------------------------------------------------------------------------------
                         July 15th       September 30th      September 30th
                      1-Year DEAA and   Using 1-Year DEAA  Using 3-Year DEAA
                      3-Year Imputed       and Imputed        and Imputed
                         Capacity       Capacity Recovery  Capacity Recovery
                     Recovery Periods        Period              Period
--------------------------------------------------------------------------------
Ongoing
--------------------------------------------------------------------------------
  Energy (BTER)        $7.4 million       $13.4 million      $13.4 million
--------------------------------------------------------------------------------
  Imputed Capacity    $12.8 million       $37.9 million      $37.9 million
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Deferred Balances
--------------------------------------------------------------------------------
      Energy (DEAA)   $17.4 million        $9.6 million     ($17.4 million)
--------------------------------------------------------------------------------
  Imputed Capacity     $6.7 million       $49.7 million      $16.6 million
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total                 $44.3 million      $110.7 million      $50.6 million
--------------------------------------------------------------------------------

      58. The September 30th filing was not a second or additional deferred accounting filing. Rather, Nevada Power asked that the September 30th filing either be substituted for the July 15th filing, or considered an amendment to the July 15th filing. From Paragraph 35 of the September 30th filing:

      The Proposed Rates filed with this Application are designed to replace Nevada Power's currently effective BTGRs, BTERs and DEAAs. Moreover, it is Nevada Power's intent that the instant Application be substituted for the 1999 annual deferred energy application filed on July 15, 1999, which is the subject of pending proceedings in Docket No. 99-7035, and the Proposed Rates therefore supersede the proposed rates filed with the July 15 Application. If for any reason, the Commission rejects or dismisses the instant Application, Nevada Power requests that it deem the relief sought herein as an amendment to the July 15th Application in Docket No. 99-7035 and issue an amended notice thereof. Upon the Commission's acceptance of this Application, either in substitution for or as an amendment to its July 15th Application in Docket No. 99-7035, such July 15th Application may be deemed to be withdrawn.

      59. In its notice of the September 30th filing, the Commission determined:
"in order to avoid confusion, the Commission deems the instant application as an amendment to the previously filed application that was designated as Docket No. 99-7035 (emphasis added)." The Commission noticed the September 30th filing as an amendment to the July 15th filing, and retained the Docket No. 99-7035 for the September 30th filing. The Commission's Notice of Amended Application in Docket No. 99-7035, goes on to read:

      NPC failed to request authority to terminate deferred accounting in its application filed on July 15, 1999, in the instant docket. Accordingly, NPC has restated its accounting records to reflect the continued use of deferred accounting for fuel, purchased power and imputed capacity expenses until the Commission issues an order authorizing termination.

      60. On October 22, 1999, the Commission's Regulatory Operations Staff ("Staff") filed a Motion to Dismiss the September 30th amended filing. Nevada Power timely responded in opposition to Staff's Motion on October 29, 1999, and on November 5, 1999, Staff replied to Nevada Power's response. On November 15, 1999, Commissioner Pitlock issued an order denying Staff's Motion to Dismiss the September 30th filing.

      The Presiding Officer finds that this final deferred energy docket is a crucial part of the deregulated electric market. The outcome of this docket may affect customer choice after the date the electric market opens to competition, currently scheduled for March 1, 2000, and, therefore, time is of the essence. Additionally, although the numbers in NPC's September 30, 1999, filing changed significantly, the issues remain basically the same. Therefore, Staff's Motion should be denied. Order Denying Motion, P. 6, pp. 3-4.

      61. On November 23, 1999, the Staff filed a motion challenging Commissioner Pitlock's order denying its motions to dismiss the September 30th filing. Staff asked that the full Commission vote on the matter.

      62. On December 1, 1999, Commissioner Pitlock was replaced on the Commission by Richard McIntire, the former director of the Commission's Staff. Because Commissioner McIntire was disqualified from participating in this docket (he had been involved as a member of Staff in an investigatory rather than deliberative capacity), the Chairman, Commissioner Soderberg, assumed the role of Presiding Officer. He brought Staff's request for a vote of the full Commission forward in December 1999, at a regular Agenda Meeting, and moved that the Commission reaffirm former Commissioner Pitlock's order denying Staff's Motion to Dismiss.

Commissioner Sheldrew opposed the Motion, and with Commissioner McIntire's disqualification, the motion failed for lack of a second.

      63. The Governor appointed former PUCN Commissioner JoAnne Kelly as a temporary Commissioner for purposes of hearing and ruling on all aspects of Docket No. 99-7035, and the matter went to hearing. On the opening day of the evidentiary hearings (January 24, 1999), Staff Counsel renewed its request for a vote by the full Commission on its Motion to Dismiss. TR Vol. 1, at 10, lines 18 to 20 . The Chairman stated: "[w]e dealt with this issue in an agenda meeting. I thought that Commissioner Pitlock's logic was correct." TR Vol. 1, at 22. After pointing out there only two Commissioners present-- Commission Kelly was not in attendance-- the Chairman denied the motion "as to today" and postponed its consideration to a point later in the proceeding. TR Vol. 1, at 23. Transcripts of this discussion are set forth in Exhibit "P" to the Affidavit attached hereto. The Company went on to present its direct case on the September 30th filing, and intervenors their direct cases, during hearings held from January 24, 2000, through January 31, 2000.

      64. On Friday, February 4, 2000, the Commission reconvened the hearing for the purpose of hearing oral argument on all pending motions, most particularly Staff's Motion to Dismiss the September 30 filing. Contrary to Staff Counsel's representation that it was "renewing our motion in its entirety based on the pleadings filed with the Commission earlier," Staff's oral argument relied on an entirely new and novel argument as support for its Motion to Dismiss. Based on a statutory construction argument, Staff asked the Commission to construe Section 4 of S.B. 438 in light of repealed statute ss.704.110(5) and a Commission regulation, NAC ss.704.116(1), enacted pursuant to that statute and also repealed by implication of the statute being repealed. Staff's "harmonization" argument resulted in the nullification of S.B. 438's express mandate that the Commission modify Nevada Power rates "to account for the effects of any decisions by the commission relating to any cases filed with the commission before October 1, 1999, which involve the use of deferred accounting."

      65. Commissioner Sheldrew again voted in favor of Staff's Motion to Dismiss. Commissioner Kelly voted to reject Staff's Motion to Dismiss. Chairman Soderberg changed his position on the Staff Motion, and voted with Commissioner Sheldrew to grant Staff's Motion to Dismiss the September 30th filing. Chairman Soderberg explained his changed vote on the record (TR Vol. 7, February 4, 2000, at pages 1567 to 1570):

            When I inherited this case from Commissioner Pitlock, he had made a ruling against the motion that staff had filed.... Based on Commissioner
      Pitlock's order in that motion I did not-- I did not see enough to dismiss the second [September 30th filing]. However, I think having the ability to do a portion of the direct case here was helpful. It was very helpful for me to flesh out these issues to go beyond the few pages of legal briefs that I had in front of me and an order.

            When I listened to staff's presentation today, quite frankly was much more expansive. [Sic] It really had a greater depth of legal research involved than the initial filing that was made last fall.

      ....

            Based on what I've heard today and based on what I've hears over the past few weeks in the hearing room, I pretty much have changed my mind. I know that this is one that might not be a hundred percent clear-cut as Mr. Parker [PUCN General Counsel] likes to tell me, Don, it's not bombproof, and we may be seeing this again.

      ....

            So at this point based on what I've heard and the legal arguments we've heard this morning, it is my intention to vote and support staff's motion.

      66. Later in the proceedings on February 4, 2000, counsel for Nevada Power inquired of the Chairman whether the Commission would issue a written interim order regarding the Commission vote to dismiss the September 30th filing. The Chairman answered in the affirmative. TR Vol. 7, at 1616. Despite the Chairman's statement, the Commission did not thereafter issue a written interim order regarding the February 4, 2000 dismissal of the September 30th filing.

      67. On February 23, 2000, Nevada Power filed a motion to set aside the vote dismissing the September 30th filing. As the Commission had yet to issue a written order dismissing the September 30th filing, Nevada Power's motion addressed the Commission's reasoning for granting the motion as set forth in the record above. Staff and UCA responded to the Motion, and Nevada Power replied to the responses. The Commission issued a written order denying Nevada Power's Motion to Set Aside on March 9, 2000. The Commission issued a final written order, addressing all issues raised during the proceeding on March 29, 2000. The two most significant issues addressed by the Commission in its final order are
(1) the dismissal of the September 30th filing, and (2) the disallowance of all purchased power energy costs that the Commission has imputed and treated as if they were purchased power capacity costs. It is this order, and these findings in particular, that Nevada Power seeks Judicial Review, as well as the denial of the company's motion to set aside which is incorporated in the Commission's final order.

      68. Commissioner Kelly wrote a vigorous dissent pointing out that SB 438 plainly permitted the September filing, and that notwithstanding SB 438, Commission rules and practices routinely permitt amended filings, and that no prejudice could occur from the PUCN considering more information rather than less information. See Kelly Dissent, Exhibit "N", attached hereto.

                               STANDARD OF REVIEW

      69. NRS ss.703.373(6) describes the standard of review to be applied by this Court in considering Nevada Power's Petition for Judicial Review. That provision reads in its entirety:

      The court shall not substitute its judgment for that of the commission as to the weight of the evidence on questions of fact. The court may affirm the decision of the commission or set it aside in whole or in part if substantial rights of the appellant have been prejudiced because the administrative findings, inferences, conclusions or decisions are:

            (a)   In violation of constitutional or statutory provisions
            (b)   In excess of the statutory authority of the commission;
            (c)   Made upon unlawful procedure;
            (d)   Affected by other error of law;
            (e) Clearly erroneous in view of the reliable, probative and substantial evidence on the whole record; or
            (f) Arbitrary or capricious or characterized by abuse of discretion.

                              SEPTEMBER 30TH FILING
             APPLICATION WAS PROPER UNDER PLAIN READING OF S.B. 438

      70. Nevada Power's September 30th filing was appropriate because Section 4 of S.B. 438 (now codified at NRS ss.704.9823) plainly provides that the rates for the PLR utility must not exceed the rates in effect on July 1, 1999, "except that the commission shall modify the rates to account for the effects of any decisions by the commission relating to any cases filed with the commission before October 1, 1999, which involve the use of deferred accounting." Emphasis added. The September 30th filing, being made with the Commission before October 1, 1999, and involving the use of deferred accounting, is proper under the plain language of the statute. The Commission is without discretion to dismiss the filing.

      71. The Commission has attempted to look behind the plain language of the statute to derive and convey a different meaning. Based on a statutory construction argument that had previously never been made, the Commission construed Section 4 of S.B. 438 in light of repealed statute NRS ss.704.110(5) and a Commission regulation, NAC ss.704.116(1), also repealed by implication. The Commission's "harmonization" of S.B. 438 with NRS ss.704.110(5) and a Commission regulation, NAC ss.704.116(1) resulted in the nullification of S.B. 438's express mandate that the Commission modify Nevada Power rates "to account for the effects of any decisions by the commission relating to any cases filed with the commission before October 1, 1999, which involve the use of deferred accounting." In so doing, the Commission has construed S.B. 438 in light of repealed statute NRS ss.704.110(5), and NAC ss.704.116(1) of the Commission's regulations governing deferred accounting, and accepted and relied on un-rebutted and unreliable extrinsic evidence regarding legislative intent.

      72. The courts (and the PUCN) are prohibited from engaging in statutory construction when the language of the subject statute is plain. The courts (and the PUCN) cannot apply the tools of statutory construction, nor can they look to extrinsic aids such as legislative history, when the language of the subject statute is plain. As expressed by the Nevada Supreme Court in Cirac v. Lander County, 95 Nev. 723, 602 P.2d 1012 (1979), [w]hen the language of a statute is plain, its intention must be deduced from such language, and the court has no right to go beyond it." Id at 729, quoting State ex rel. Hess v. Washoe County, 6 Nev. 104, 107 (1870).

      73. The Court reaffirmed this century-old and fundamental principle in Randono v. CUNA Mutual Ins. Group, 106 Nev. 371, 793 P.2d 1324 (1990).

      Under long established principles of statutory construction, when a statute is susceptible to but one natural and honest construction, that alone is the construction that can be given. State v. Cal. M. Co., 13 Nev. 203, 217 (1878). We have also consistently held that where there is no ambiguity in a statute, there is no opportunity for judicial construction and the law must be followed regardless of result. McKay v. Bd. of Supervisors, 102 Nev. 644, 648, 730 P.2d 438, 441 (1986); State v.
      Woodbury, 17 Nev. 337, 343, 30 P. 1006, 1008 (1883). [Citations in
      original]

      See also, State ex rel. Caughlin v. Alt, 22 Nev. 203, 37 P. 486 (where a statute is plain, courts must suppose lawmakers intended just what they said); Eddy v. State Bd. Of Embalmers, 40 Nev. 329, 163 P. 245 (1944) (where legislature uses plain ordinary language which clearly expresses a definite idea, courts should not go out of their way to construe language so as to convey a different meaning). The Commission has looked beyond the plain ordinary words of the statute to create an ambiguity that does not appear in the statute.

      74. The language of the statute is plain. "[T]he commission shall modify the rates to account for the effects of any decisions by the commission relating to any cases filed with the commission before October 1, 1999, which involve the use of deferred accounting." S.B. 438 contemplates and mandates that the commission modify rates to account for the effects of decisions related to any cases filed before October 1, 1999, which involve the use of deferred accounting. A contrary meaning, a contrary intent, can only be deduced by ignoring the plain language of the statute.

      75. In dismissing the September 30th filing, the Commission has violated a statutory provision, acted in excess of its statutory authority, rendered a decision based on unlawful procedure that is both arbitrary and capricious and characterized by abuse of discretion.

                              SEPTEMBER 30TH FILING
      COMMISSION IMPROPERLY CONSTRUED S.B. 438 IN LIGHT OF NRSss.704.110(5)

      76. Despite the plain language of S.B. 438, the Commission attempted to construe S.B. 438 in light of repealed statute NRSss.704.110(5). The Commission's basis for dismissing the September 30th filing in light of NRSss.704.110(5) is somewhat unclear, but it appears that the Commission has reasoned that:

      (1) Nevada Power filed two deferred accounting applications, the first on July 15, 1999 and the second on September 30, 1999.

      (2) NRS ss.704.110(5), states that a deferred account may not be cleared more than once every six months.

      (3) Nevada Power's September 30th filing is improper because as a second filing made within six months it seeks authority to clear the deferred account more often once every six months.

      77. The Commission began its statutory construction by mischaracterizing the September 30th filing as a second (rather than amended) filing. Ironically, Nevada Power was careful in its application to ask that the September 30th either completely replace or amend the July 15th filing in order to avoid this very mischaracterization. In making its September 30th filing, Nevada Power asked that the Commission treat the September 30th filing as either a substitute for, or an amendment of, the July 15th annual deferred filing. Under either of the scenarios proposed by Nevada Power, the Commission could proceed on the September 30th filing as a single request for relief. The Commission noticed the September 30th filing as an amendment to the July 15th filing, and accepted and noticed the September 30th filing in the same docket, 99-7035. Most importantly, the request for relief set forth in the September 30th filing was in lieu of, not in addition to, the request for relief in the July 15th filing.

      78. As set forth in paragraph 12 above, NRS ss.704.110(5) does not preclude filings more frequently than six months. It merely provides that a utility must be allowed to clear its deferred account at least annually, but not more often than every 6 months. Nevada Power did not, with its September 30th filing, seek authority to clear its deferred account more often than every 6 months. With the September 30th filing, Nevada Power sought to clear its deferred balances once, using the data presented in the September 30th filing, rather than the data presented in the July 15th filing. The September 30th filing requested relief in lieu of, not in addition to, the request for relief in the July 15th filing.

      79. Even if the Commission could have reasonably characterized the September 30th filing as (1) a second filing, (2) seeking authority to clear deferred balances more often than once every six months, the September 30th filing would have been proper. In attempting to construe S.B. 438 in light of NRS ss.704.110(5), the Commission ignored the whole of the 1999 Legislature's actions with regard to Nevada Power's ability to seek recovery of purchased fuel and purchased power expenditures. With S.B. 438, the 1999 Legislature:

      (1) Mandated that the commission shall modify Nevada Power's rates "to account for the effects of any decisions by the commission relating to any cases filed with the commission before October 1, 1999, which involve the use of deferred accounting."

      (2) Repealed all of NRS ss.704.110(5), including the prohibition against clearing deferred balances more often than once every six months; and

      (3) Left in tact all of NRS ss.704.110(7), which provides that a utility "may not file an application to recover the increased cost of purchased fuel, purchased power, or natural gas purchased for resale more often than once every 30 days (emphasis added)."

      These three consistent legislative acts, read in harmony with one another, demonstrate conclusively that the September 30th filing was proper.

      80. Finally, notwithstanding the plain language of S.B. 438, the Commission has attempted to construe S.B. 438 in light of NRSss.704.110(5), which was itself repealed by Section 7 of S.B. 438. The Commission does not cite to any authority describing whether or how a newly enacted statute is to be read in harmony with a statute that it explicitly repeals.

      81. Section 4 of S.B. 438 is clear and unambiguous. Nevada Power's September 30 filing was properly made pursuant to a statute that mandates Commission action on any cases involving the use of deferred accounting filed before October 1, 1999. The Commission cannot apply any tool of statutory construction to achieve a result that is contrary to the clear, express language of the statute.

      82. The Commission unlawfully dismissed the September 30th filing finding that despite its plain language, S.B. 438 should be read in light of NRS ss.704.110(5). The Commission unlawfully determined that the September 30th filing constituted a second deferred filing, and as a second deferred filing, the September 30th filing constituted a request by Nevada Power to clear its deferred balances more often than every 6 months, in violation of NRS ss.704.110(5). The Commission unlawfully determined that S.B. 438 should be construed in light of a statute that was repealed by S.B. 438, ignoring a statutory provision that S.B. 438 affirmed. The Commission's dismissal of the September 30th filing is contrary to the plain language of S.B. 438, Nevada Power's application, the Commission's own treatment of the September 30th filing, and the whole treatment of purchased fuel and purchased power by the 1999 Legislature.

      83. Furthermore, NRS ss. 704.110(5) itself nowhere prevents, precludes, or prohibits deferred applications from being filed whenever and as often as an applicant desires. It merely prohibits deferred balances from being cleared more often than once every six months.

      84. In dismissing the September 30th filing based on mischaracterizations of the Commission's own orders and circular attempt at statutory construction, the Commission has violated a statutory provision, acted in excess of its statutory authority, committed other errors of law, and rendered a decision based on unlawful procedure, that is clearly erroneous in view of the reliable, probative and substantial evidence of record, and that is both arbitrary and capricious and characterized by abuse of discretion.

                              SEPTEMBER 30TH FILING
      COMMISSION IMPROPERLY CONSTRUED S.B. 438 IN LIGHT OF NACss.704.116(1)

      85. The Commission has relied on NAC ss.704.116(1) as authority for dismissing the September 30th filing. NAC ss.704.116(1) mandates an annual deferred accounting filing and prohibits multiple or stacked deferred accounting filings.

      86. As set forth above, the September 30th filing is not a filing in addition to the Company's annual filing. In order to avoid the very characterization relied upon by the Commission, Nevada Power was careful to ask that the September 30th either completely replace or amend the July 15th filing. Under either procedural scenario, the Commission could proceed on a single request for relief, avoiding the stacking of cases disfavored by NAC ss.704.116. The Commission itself determined how the September 30th filing would be treated, deeming it an amendment to the July 15th filing, and noticing it under the same docket number as an "amended application." As an amendment to the July 15th filing, rather than an additional filing, the September 30th filing complies with both aspects of NAC ss.704.116: the mandatory annual filing and the limitation on multiple or stacked requests for rate relief.

      87. Had the Commission not already deemed the September 30th filing to be an amendment to the July 15th filing, Nevada Power would have argued that given the specific deferred accounting-related directives in S.B. 438, the Commission allow deviation from the strict requirements of NAC ss.704.116. Such deviation would be appropriate pursuant to NAC ss.704.080 in order to allow the implementation of the three consistent legislative acts set forth in S.B. 438:

      1) The express requirement in Section 4 that "the commission shall modify the rates to account for the effects of any decisions by the commission relating to any cases filed with the commission before October 1, 1999, which involve the use of deferred accounting";

      2) The express repeal in Section 7 of NRS ss.704.110(5), which prohibited the public utility from clearing its deferred balances more often than every 6 months; and

      3) The reenactment of Section 7 of NRS ss.704.110(6), which allows the public utility to file an application to increase rates to reflect increases in the costs of purchased power every thirty days.

      88. In fact, assuming that the Commission hadn't already deemed the September 30th filing as an amendment to the July 15th filing, refusal by the Commission to allow such a deviation would be unlawful. "Administrative regulations cannot contradict or conflict with the statute they are intended to implement." Clark County Social Services Department v. Newkirk, 106 Nev. 177, 179, 789 P.2d 227, 228 (1990); Roberts v. State, 104 Nev. 33, 752 P.2d 221
(1988). Furthermore, a regulation that was valid when promulgated becomes invalid upon the enactment of a statute in conflict with the regulation. 2 AmJur2dss.227 citing Scofield v. Lewis, 251 F.2d 128 (CA5 Tex), 58-1 USTCP. 9212 and Sherman v. Higgins, 272 NY 286, 5 NE2d 822. Finally, where a statute and a regulation are in conflict with one another, "an administrative agency is not required to promulgate a regulation where regulatory action is taken to enforce or implement the necessary requirements of an existing statute." It merely enforces the statute in lieu of the regulation. State Gaming Comm'n v. GNLV Corp., 108 Nev. 456, 458, 834 P.2d 411 (1992).

                              SEPTEMBER 30TH FILING
COMMISSION IMPROPERLY RELIED ON UNRELIABLE AND UN-REBUTTED EXTRINSIC EVIDENCE IN
                         DETERMINING LEGISLATIVE INTENT

      89. In its written order denying Nevada Power's Motion to Set Aside the February 4th vote dismissing the September 30th filing, the Commission devotes over a page of its decision to an explanation that the February 4th vote was based on legal argument rather than on the weighing of any testimony received during the direct portion of the evidentiary hearings. As described above, the Commission's written order of March 9, 2000 is exactly contrary to the on-the-record reasoning of both the Chairman and Commissioner Sheldrew, during deliberations on February 4th. Contrary to the March 9, 2000 written order (which was written after Nevada Power's Motion to Set Aside, in which Nevada Power raised this issue), it is abundantly clear from the record of February 4th that the Commission's vote to dismiss the September 30th filing was, to some degree, based on evidence that the Commission evaluated and weighed.

      90. The Chairman and Presiding Officer stated that while he had originally felt it was proper of Commissioner Pitlock to deny Staff's Motion "based on what I've heard over the past few weeks in the hearing room, I pretty much have changed my mind." TR Vol. 7, at 1569. The evidence to which the Chairman was apparently referring is prefiled and oral direct testimony (which Nevada Power had yet to have an opportunity to rebut) offered by the intervenors regarding their second and third-hand accounts of the legislative history of S.B. 438, and their opinions regarding the meaning and intent of SB 438.

      91. Elsewhere, the record confirms that the Chairman was considering and weighing un-rebutted evidence in reaching his conclusion to dismiss the September 30th filing. See TR, pp. 1554-55 (considering the companies' motivations and thought processes in making the September 15, 1999, filing; questioning its ability to make such a filing in just 15 days

[suggesting the decision may have been made earlier thereby constituting an admission of some sort]; see TR, pp. 1556-59 (squaring the Chairman's personal recollection of the legislative session [which, of course, cannot be cross-examined by Nevada Power but only rebutted with a witness] with the testimony of Mr. Garrett, and accepting the moving party's explanation of an inconsistency in his testimony: "I'm glad that I had an opportunity to question Ms. Ashcraft on what appeared to me initially to be an inconsistency in her client's position and her witnesses testimony because she did point out October 1 is not some magic date"); see TR, pp. 1568-69 ["having the ability to do a portion of the direct case here was helpful"]).

      92. The record shows that Commissioner Sheldrew likewise based her decision in part on the evidence presented. TR, p. 1551 [weighing the statements of the Nevada Power representative in front of the legislature]; TR, p. 1550 [weighing the statement made in the application regarding the filing]; TR, p. 1552 [questioning whether there was any evidence presented inconsistent with an acknowledgement of a commitment]; TR, p. 1564 [acknowledging that she originally deferred ruling to consider evidence]; TR, p. 1564 [rendering judgements on credibility: "We have heard shifting sands as to why the second filing was submitted"]; TR, p. 1564 [disparaging and thereby weighing the credibility of the Company. "I guess the company is asking us to believe" and then speculating as to the motives for the Company's filing]; TR, p. 1565 [concluding the motive was a "money grab by the utility"]; TR, p. 1565 [weighing the statement of Mr. Rigazio]; TR, p. 1566 [inferring away the significance of the October 1, 1999, date]; TR, p. 1567 [I was hoping to hear and get more information that would justify the reasons].

      93. Nevada Power maintained from the opening day of hearing that this "expert testimony", this extrinsic evidence regarding the Legislature's intent in enacting S.B. 438, was not evidence at all, but rather legal argument proffered through "expert" witnesses. This testimony was given by third parties based at best on their cursory review of the transcripts of legislative hearings. The Staff's "expert witness" on the legislative intent and the legislative history of S.B. 438 admitted that he never once reviewed even the written record of S.B. 438, and instead had based his "expert testimony" on the accounts of others made during the proceedings. TR Vol. 9, at 1931. Nevada Power made repeated objections as to the admissibility of such evidence, the lacking qualifications of the "experts" to offer their testimony, and the witness' unfamiliarity with the legislative process generally, and S.B. 438's enactment specifically. The Chairman and Presiding Officer never the less allowed the testimony, offering Nevada Power the opportunity to rebut it after close of the direct case. The vote to dismiss the September 30th filing was held at the close of the direct case, however, prior to Nevada Power's rebuttal case.

      94. The outright dismissal of a claim or an application based on evidence presented during a hearing is extraordinary. It is absolutely unlawful where, as here, a claim is dismissed based on evidence, without affording a party an opportunity to rebut the evidence presented. Taft v. Steinberg, 97 Nev. 598, 637 P.2d 533 (1981). Even then, on a motion to dismiss a tribunal exercising judicial functions (as the PUCN is doing here) is prohibited from weighing the evidence or evaluating credibility, must draw all inferences and intendments in favor of the party opposing the motion and against the moving party, and must assume the truth of all of the evidence presented by the opposing party. First National Bank v. Ron Rudin Realty, 97 Nev. 20, 623 P.2d 558 (1981). Even after a full presentation of the evidence, and proper application of the foregoing principles, dismissal would be warranted only "if it appears to a certainty that the plaintiff is not entitled to relief under any set of facts presented." Zalk Josephs Co. v. Wells Cargo, 81 Nev. 163, 400 P.2d 621 (1965).

      95. The principles governing motions to dismiss established above are so universal and commonplace as to be incontrovertible. Taft v. Steinberg, 97 Nev. 598 (1982) ("The court is not authorized to dismiss the action without hearing all of the plaintiff's evidence"); First National Bank v. Ron Rudin Realty, 97 Nev. 20, 22 (1981) (the standard of review on a motion to dismiss is "the plaintiff's evidence must be accepted as true, both the trial court and this court must draw all possible inferences in his favor, and not pass upon the credibilities of witnesses nor weigh the evidence"). The Commission's actions would not be sustainable even if it considered some evidence on both sides of the issue, because Nevada Power did not have an opportunity to rebut this portion of the opposition's direct case prior to the Commission's vote to dismiss the September 30th filing, and also because dismissal on such basis is tantamount to a directed verdict or a directed judgment on the issue and the standards of law governing such motions are precisely the same as for a dismissal after plaintiff's case. Lehtula v. Brown Nev. Corp., 82 Nev. 132, 412 P.2d 972 (1966).

      96. The PUCN also erred under principles of law set forth in the Nevada Administrative Procedures Act. NRS ss.233B.121 provides that in a contested case, "[o]pportunity must be afforded all parties to respond and present evidence and argument on all issues involved." NRS ss.233B.123, further provides that in contested cases "[e]ach party may call and examine witnesses, introduce exhibits, cross-examine opposing witnesses on any matter relevant to the issues even though the matter was not covered in the direct examination, impeach any witness regardless of which party first called him to testify, and rebut the evidence against him."

      97. In Bivins Construction v. State Contractor's Board, 107 Nev. 281, 809 P.2d 1268 (1991), the Nevada Supreme Court set aside a decision as a violation of due process, when a party was denied the rights afforded by NRSss.233B.123(5):

            The minimum procedural requirements established by the NAPA [Nevada Administrative Procedures Act] may not be ignored. Gibson Co. v. Archie, 92 Nev. 234, 235, 548 P.2d 1366, 1367 (1976). The rudiments of fair play must be observed in administrative hearings. Checker, Inc. v. Public Service Commission, 84 Nev. 623, 634, 446 P.2d 981, 988 (1968).

                             REGARDLESS OF S.B. 438,
                       SEPTEMBER 30TH AMENDMENT WAS PROPER

      98. Even if the Commission was correct in finding that S.B. 438 did not authorize the September 30th filing, Nevada Power had every right under the then-existing statute and regulations to amend its July 15th filing. As is clear from the discussion above, amendments to deferred accounting filings have become routine in the last five years. Nevada Power's 1997 filing was amended twice, and its 1998 filing amended once. In neither case did the Commission question its authority to order and accept these amendments.

      99. Under PUCN rules of practice, a deferred application is a pleading. NAC ss. 703.530. Under NAC ss. 703.530(2), if not otherwise prohibited by law and if substantial rights of the parties will not be prejudiced, the Commission will allow any pleading to be amended or corrected or any omission in the pleading to be cured. NRCP 15, incorporated in Commission procedures at NAC ss. 703.105, also provides that pleadings may be amended as a matter of right when no response has been filed, and may thereafter be freely amended when justice so requires. NAC ss. 704.080 also specifically provides for deviation from deferred accounting regulations if found to be in the in public interest.

      100. Because Nevada Power filed the September 30th filing as an amendment, and because the Commission in noticing the filing deemed and accepted it as in amendment, NRS ss.704.110(5) required that the Commission process the case, both as to the setting of the BTER based on the most recent twelve months of data, and the clearing of the DEAA balances through August 31, 1999. Having been set pursuant to the then-existing statute and regulations (rather than S.B. 438), these rates would have remained in effect until the commencement of retail open access.

      101. In dismissing the September 30th filing even as to the currently structured utility, the Commission has violated a statutory provision, acted in excess of its statutory authority, committed other errors of law, abused its discretion and rendered a decision based on unlawful procedure, that is both arbitrary and capricious and characterized by abuse of discretion.

                                IMPUTED CAPACITY

      102. In its order in the subject docket, the Commission denied recovery of some $87 million in ongoing and deferred costs of purchased energy that the Commission has transmogrified and imputed as if it were purchased capacity. Consistent with its arguments in Case Nos. 99-00470A and 99-00754A, Nevada Power steadfastly challenges the Commission's initial determination that all or any portion of Nevada Power's purchased energy costs could or should be imputed and treated as if they were purchased capacity.

                                IMPUTED CAPACITY
               PARTIES TO 1995 STIPULATION DID NOT AGREE TO IMPUTE
                AND TREAT PURCHASED ENERGY COSTS AS IF THEY WERE
                            PURCHASED CAPACITY COSTS.

      103. The Commission's reliance on the 1995 stipulation as support for its imputation and treatment of purchased energy as if it were purchased capacity ignores the express language of the 1995 agreement (that Nevada Power would move "reasonably incurred purchased power capacity costs" from the BTER to the BTGR). As witnesses for Staff and the SNWA confirmed during cross examination, the term "incurred" is significant and means "as experienced." TR Vol. 3, p. 848. The costs of purchased capacity "as experienced" cannot reasonably construed to include the costs of purchased energy which are imputed and treated as if they were capacity.

      104. Extrinsic evidence regarding the parties' negotiation of the 1995 stipulation was offered during cross examination by the SNWA's witness and confirmed that the parties to the 1995 stipulation never even discussed whether or how to impute and treat purchased energy as if it were capacity. TR Vol. 3,
p. 837. The parties to the 1995 stipulation could not have agreed that the phrase "reasonably incurred purchased power capacity costs," really meant "reasonably incurred purchased power capacity costs, as well as incurred purchased power energy costs that the parties agree should be treated as if they were capacity," because the matter was never even contemplated.

      105. A stipulation is an agreement made before a judicial tribunal which requires, as does a contract, the assent of the parties to its terms. Taylor v. SIIS, 107 Nev. 595 (1991); citing Palmer v. City of Long Beach, 199 P.2d 952 (Cal. 1948). A stipulation between a private party and an administrative agency is a contract, "imposing upon the State the moral and legal duty to abide by its agreement." Cohen v. State of Nevada, 113 Nev. 180, 184 (1997). As a contract, a stipulation is subject to the rules of construction governing all written obligations. Taylor v. SIIS, at 597, and can only be construed if it is unclear or ambiguous, on its face. Renshaw v. Renshaw, 96 Nev 541 (1980). An agreement is ambiguous when it is capable of more than one meaning when viewed objectively by a reasonably intelligent person who has examined the context of the entire agreement and who is cognizant of the customs, practices, usages and terminology as generally understood in the particular trade of business. 17A AmJur2d ss.338.

      106. The parties to the 1995 stipulation, themselves cognizant of the customs, practices, usages and terminology as generally understood by those in the business of regulating electric utilities did not draft the phrase "reasonably incurred purchased power capacity costs," to mean "reasonably incurred purchased power capacity costs, as well as incurred purchased power energy costs that the parties agree should be treated as if they were capacity."

                                IMPUTED CAPACITY
                 ABSENT AGREEMENT, TREATMENT OF PURCHASED ENERGY
     AS IF IT WERE PURCHASED CAPACITY IS CONTRARY TO STATUTE AND REGULATION

      107. Absent a finding of imprudence, a Commission order denying recovery of a component of purchased power is contrary to statute and regulation.

      108. In the July 15th filing, Nevada Power estimated the ongoing annual cost of purchased energy, which was to be imputed and treated as if it were imputed capacity, as being $12.8 million. By the September 30th filing, the annual ongoing cost of purchased energy, which was to be imputed and treated as if it were imputed capacity, had grown to $37.9 million. The dramatic increase in the ongoing costs of imputed capacity can be attributed to at least three circumstances.

      (1) Pursuant to Commission-approved expansion plans, Nevada Power continues to meet its growing requirements with purchased power, rather than with internally generated power.

      (2) Purchased power costs are rising, based on the shrinking availability of excess generation, the lifting of price constraints in the California energy market, and increased costs of fuel, most particularly natural gas.

      (3) Under the Commission's "methodology" for imputing capacity, the higher the price of purchased energy, the greater the imputation of the cost of purchased energy as purchased capacity.

      109. In the July 15th filing, the deferred balance for imputed capacity was $20 million. Even though NRS ss.704.110(5) requires that deferred balances be cleared over only one year, Nevada Power sought authority to mitigate the impact on customers of the deferred balance for imputed capacity and recover the $20 million balance over three years, impacting annual rates by $6.7 million. By the September 30th filing, the deferred balance for "imputed" capacity had grown to $49.7 million, which Nevada Power also sought to recover over three years, rather than one. Because the Commission has yet to provide a means for reducing the deferred balances for imputed capacity, the balance can only grow.

      110. The Commission is duty-bound to balance the interests of shareholders and ratepayers by providing public utilities with the opportunity to earn a fair return on their investments and setting rates that are both just and reasonable. NRS ss.704.001. Prior to its repeal, NRS ss.704.110(5) provided that the Commission was obligated to allow Nevada Power to periodically clear its deferred accounts. Ongoing costs of fuel and purchased power, including purchased energy and capacity, are to be set according to the Commission's deferred accounting regulations, which are clear and unequivocal. Purchased energy is to be accounted for and recovered in the BTER, according to a formula originating with General Order 21. From NAC ss.704.130 (emphasis added):

      The base tariff energy rate (BTER) for fuels used in electric generation and for purchased power must be established in a utility's application for deferred energy relief and must be based on the following formula:...

      In the formula, the quantity of firm purchased energy for the year (termed "PPF") is multiplied by the latest unit cost for firm energy (termed "UPF"), and recovered in the BTER.

      111. The Commission's order would stop all purchased fuel and energy deferrals retroactive to May 31, 1999, in violation of NAC ss.704.116(5). It also prohibits recovery of any ongoing costs of imputed capacity, based on a claim that, notwithstanding long prior practice, imputed capacity costs are not deferred accounting issues. The Commission's order also disallows recovery of all but $325,000 of the $49.7 million of imputed capacity deferrals, and leaves it to Nevada Power to attempt to recover the $325,000 in a future restructuring proceeding. The Commission's retroactive termination of deferred accounting and then outright disallowance of some $87 million in purchased energy costs that the Commission has determined to impute and treat as if they were purchased capacity costs, is contrary to both statute and regulation, and must be set aside.

                                IMPUTED CAPACITY
                          TREATMENT OF PURCHASED ENERGY
           AS IF IT WERE PURCHASED CAPACITY IS CONTRARY TO REGULATION
                        AND CONSTITUTES AD HOC RULEMAKING

      112. A generalized imputation and treatment of all or a portion of purchased energy costs as purchased capacity costs constitutes rulemaking which the Commission is without authority to conduct without complying with rulemaking procedures. Prior to its repeal, NRS ss.704.185 allowed Nevada Power to use deferred accounting for all of its purchased power costs, whether capacity or energy. Prior to its repeal, NRS ss.704.110(5) allowed Nevada Power to recover all of its purchased power costs, whether capacity or energy. The Commission's regulations are clear and unequivocal. As set forth above, purchased power is to be accounted for and recovered in the BTER, according to a formula originating with General Order 21.

      113. The Commission cannot modify or deviate from a regulation or other rule of generally applicability without conducting formal rulemaking. The Nevada Supreme Court has stated: "An agency makes a rule when it does nothing more than state its official position on how it interprets a requirement already provided by statute and how it proposes to administer the statute." K-Mart Corp. v. State Indus. Ins. Sys., 101 Nev. 12, 17, 693 P.2d 562 (1985) (citations omitted). The Nevada Administrative Procedures Act ("NAPA") establishes the "minimum procedural requirements for regulation-making and adjudication procedure of all agencies...." NRSss.233B.020. Further, NRSss.233B.040(1) states that the
Commission "shall adopt such regulations as are necessary to the proper execution of" the functions assigned to it by law.

      114. Furthermore, the Commission is duty-bound to balance the interests of shareholders and ratepayers by providing public utilities with the opportunity to earn a fair return on their investments and setting rates that are both just and reasonable. NRS ss.704.001.

      115. As a ruling of general applicability, affecting other utilities and their customers, conducted without benefit of the protections of the NAPA, the Commission's decision to remove from the BTER calculation (which was established in previous formal rulemaking procedures) the costs of purchased energy that the Commission wishes to impute and treat as if it were capacity, constitutes ad hoc rulemaking and is void. Coury v. Whittlesea-Bell, 102 Nev. 302, 721 P.2d 375
(1986); Public Serv. Comm'n v. Southwest Gas, 99 Nev. 268, 272 to 273, 662 P.2d 624 (1983). Nevada Power has been prejudiced by the Commission's findings, inferences, conclusions and decision to impute and treat purchased energy as purchased capacity, without engaging in rulemaking. Thus the Commission's orders in this and Case Nos. 99-00470A and 99-00754A should be set aside as they are
(1) in violation of the statute mandating balanced treatment of investor and customer interests and providing electric utilities an opportunity to earn a fair return through the setting of just and reasonable rates; (2) in excess of the commission's statutory authority; (3) made upon unlawful procedure; (4) effected by error of law; and (5) arbitrary and capricious and characterized by abuse of discretion.

                                IMPUTED CAPACITY
            DISALLOWANCE OF ONGOING COSTS OF IMPUTED CAPACITY BECAUSE
          SUCH COSTS ARE NOT DEFERRED ACCOUNTING ISSUES IS CONTRARY TO
              AND CONSTITUTES A COLLATERAL ATTACK ON A PRIOR ORDER
                    PROHIBITED BY ADMINISTRATIVE RES JUDICATA

      116. As set forth above, in its final orders in PUCN Docket Nos. 97-7030 and 98-7035, the Commission transferred the recovery of imputed capacity to Nevada Power's restructuring compliance plan case. Then in its Interim Order in the compliance plan case, the Commission put the recovery of imputed capacity issue off again, this time transferring to the deferred accounting filing presently before the court. Then, its order in the subject case, the Commission outright denied recovery of the ongoing costs of purchased energy, which the Commission has imputed and treated as if it were purchased capacity. As justification for its outright denial of the ongoing costs of imputed capacity, the Commission states that, contrary to its September 17, 1999 ruling in the compliance plan case, "the going-forward imputed costs are not a deferred accounting issue."

      117. The Commission's denial of recovery of the ongoing costs of imputed capacity, because these costs aren't related to deferred accounting, is in direct contravention of the Commission's determination just months ago to put these costs into this deferred accounting proceeding, violates the principles of administrative res judicata, as well as the prohibition against collateral attacks on rate orders and retroactive ratemaking. In Britton v. City of North Las Vegas, 106 Nev. 690, 799 P.2d 568 (1990), the Nevada Supreme Court established that res judicata generally applies to administrative proceedings. Thus "a decision of an administrative agency which neither adheres to its own prior precedent nor indicates its reasons for reaching a different result on essentially the same facts is arbitrary and capricious." E.g., Field Delivery Service v. Roberts, 66 N.Y. 2d. 516, 516-517, 488 N.E. 2d 1223, 498 NYS 2d 101 (1985). An agency's decisions may be considered arbitrary if they represent unexplained or unjustified departures from prior agency findings under the same or similar circumstances. Atchison, T. & S.F.R.Co. v. Wichita Board of Trade, 412 U. S. 800, 808, 93 S.Ct. 2367, 2376,
37 L.Ed. 2d 350, 362 (1973); NRLB v. Mall Tool Co., 119 F.2d 700, 702 (7th Cir.
1941); Greater Boston Television Corp. v. FCC, 444 F.2d 841, 852 (DC Cir. 1971), cert. denied, 403 U. S. 923; and NRLB v. Silver Bay Local Union, 498 F. 2d 26 (9th Cir. 1974).

      118. Furthermore, the Commission is duty-bound to balance the interests of shareholders and ratepayers by providing public utilities with the opportunity to earn a fair return on their investments and setting rates that are both just and reasonable. NRS ss.704.001. The Commission's denial of recovery of the ongoing costs of imputed capacity, because these costs aren't related to deferred accounting, in direct contravention of the Commission's determination just months ago to put these costs into this deferred accounting proceeding, is unjust and unreasonable.

                                IMPUTED CAPACITY
               NETTING OF DEFERRED PURCHASED ENERGY COSTS AGAINST
           BTGR REVENUES CONSTITUTES UNLAWFUL SINGLE-ISSUE RATEMAKING

      119. In its Order the Commission has outright disallowed recovery of all but $325,000 of Nevada Power's $49.7 million in imputed capacity balances. As justification for this disallowance the Commission has attempted to net (subtract from) imputed capacity costs (i.e. purchased energy costs) BTGR revenues which the PUCN has hypothetically attributed or allocated "imputed" to the $112 million of express capacity, transferred to BTGRs in 1996.

BTGR revenues are designed to cover a myriad of costs (investment in plant, labor, supplies) and a return on investment. Revenues are not allocated or attributed to specific elements. In the simplest of terms, the Commission's netting scheme would have Nevada Power (1) imputing energy as capacity, (2) imputing revenues received since 1996 to capacity, (3) offsetting that amount from the cost energy purchased in 1998 and 1999 that has been deemed imputed as capacity. This is contrary to law and statute.

      120. The Commission cannot by order deny a utility a right it has been given pursuant to statute and regulation. Nor can the Commission modify or deviate from a regulation or other rule of general applicability without conducting formal rulemaking. Furthermore, the Commission is duty-bound to balance the interests of shareholders and ratepayers by providing public utilities with the opportunity to earn a fair return on their investments and setting rates that are both just and reasonable.

      121. The Commission's decision to deny recovery of Nevada Power's prudently incurred but deferred costs of purchased energy, which the Commission wishes to impute and treat as if it were capacity, is contrary to statute and regulation. Nevada Power has been prejudiced by the Commission's findings, inferences, conclusions and decisions to impute and treat purchased energy as purchased capacity, without engaging in rulemaking.

                              FIRST CAUSE OF ACTION
           DISMISSAL OF SEPTEMBER 30TH FILING WAS CONTRARY TO S.B. 438

      122. Petitioner incorporates by reference Paragraphs 1 through 120 above as though fully set forth herein.

      123. Nevada Power's September 30th filing was made pursuant to Section 4 of S.B. 438 (now codified at NRS ss.704.9823), which plainly provides that the rates for the PLR utility must not exceed the rates in effect on July 1, 1999, "except that the commission shall modify the rates to account for the effects of any decisions by the commission relating to any cases filed with the commission before October 1, 1999, which involve the use of deferred accounting." Emphasis added. The September 30th filing, being made with the Commission before October 1, 1999, and involving the use of deferred accounting, is proper under the plain language of the statute. The Commission is without discretion to dismiss the filing.

      124. The Commission's order dismissing the September 30th filing is contrary to the plain language of S.B. 438 and has prejudiced Nevada Power, because its findings, inferences, conclusions and decisions (1) violate the plain language of the statute; (2) are in excess of the Commission's statutory authority; (3) are affected by error of law; and (4) are characterized by abuse of discretion. The Commission's dismissal of the September 30th filing must be set aside.

                             SECOND CAUSE OF ACTION
      COMMISSION IMPROPERLY CONSTRUED S.B. 438 IN LIGHT OF NRSss.704.110(5)

      125. Petitioner incorporates by reference Paragraphs 1 through 123 above as though fully set forth herein.

      126. Despite the plain language of S.B. 438, the Commission attempted to construe S.B. 438 in light of repealed statute NRSss.704.110(5). The Commission began its statutory construction by mischaracterizing the September 30th filing as a second (rather than amended) filing. Then the Commission mischaracterized the September 30th filing as seeking authority to clear Nevada Power's deferred balances more than every six months, in violation of NRS.ss.704.110(5). Then the Commission attempted to "harmonize" S.B. 438 with only a portion ofss.704.110. The Commission has determined that S.B. 438 should be construed in light of a statute that was repealed by S.B. 438, ignoring a statutory provision that S.B. 438 affirmed.

      127. The Commission's dismissal of the September 30th filing is contrary to the plain language of S.B. 438, Nevada Power's application, the Commission's own treatment of the September 30th filing, and the whole treatment of purchased fuel and purchased power by the 1999 Legislature. Nevada Power is prejudiced because the Commission's findings, inferences, conclusions and decision are (1) in violation of statutory provisions of S.B. 438; (2) in excess of the commission's statutory authority; (3) affected by an error of law; (4) clearly erroneous in view of the reliable, probative and substantial evidence on record; and (5) arbitrary and capricious and characterized by abuse of discretion. The Commission's dismissal of the September 30th filing must be set aside.

                              THIRD CAUSE OF ACTION
      COMMISSION IMPROPERLY CONSTRUED S.B. 438 IN LIGHT OF NACss.704.116(1)

      128. Petitioner incorporates by reference Paragraphs 1 through 126 above as though fully set forth herein.

      129. The Commission has relied on NAC ss.704.116(1) as authority for dismissing the September 30th filing. NAC ss.704.116(1) mandates an annual deferred accounting filing and prohibits multiple or stacked deferred accounting filings. As set forth above, the September 30th filing is not a filing in addition to the Company's annual filing. Even assuming that the Commission hadn't already deemed the September 30th filing as a proper amendment to the July 15th filing, refusal by the Commission to allow such a deviation would be unlawful, because administrative regulations cannot contradict or conflict with the statute they are intended to implement. Furthermore, a regulation that was valid when promulgated becomes invalid upon the enactment of a statute in conflict with the regulation.

      130. Nevada Power is prejudiced because the Commission's findings, inferences, conclusions and decision to dismiss the September 30th filing because S.B. 438 conflicts with and thus must be harmonized to the Commission's regulations, are (1) in violation of statutory provisions of S.B. 438; (2) in excess of the commission's statutory authority; (3) affected by an error of law;
(4) clearly erroneous in view of the reliable, probative and substantial evidence on record; and (5) arbitrary and capricious and characterized by abuse of discretion. The Commission's dismissal of the September 30th filing must be set aside.

                             FOURTH CAUSE OF ACTION
COMMISSION IMPROPERLY RELIED ON UNRELIABLE AND UNREBUTTED EXTRINSIC EVIDENCE TO
                          DETERMINE LEGISLATIVE INTENT

      131. Petitioner incorporates by reference Paragraphs 1 through 129 above as though fully set forth herein.

      132. It is abundantly clear from the record that the February 4th vote to dismiss the September 30th filing was, to some degree, based on evidence that the Commission evaluated and weighed. The Commission relied, at least in part, on the un-rebutted and unreliable testimony of "expert" witnesses, with no experience or expertise in statutory construction, and only second or third-hand knowledge of proceedings regarding S.B. 438.

      133. The outright dismissal of a claim or an application based on evidence presented during a hearing is extraordinary. It is absolutely unlawful where, as here, a claim is dismissed based on unreliable hearsay evidence, without affording a party an opportunity to rebut the evidence presented. NRS ss.233B.121 provides that in a contested case, "[o]pportunity must be afforded all parties to respond and present evidence and argument on all issues involved," and have the opportunity to rebut the evidence against him.

      134. Nevada Power is prejudiced because the Commission's findings, inferences, conclusions and decision to dismiss the September 30th filing were based, in part, on a weighing of the un-rebutted and unreliable evidence offered by intervenors during their direct presentation, and are (1) in violation of the due process clause of the state constitution, as well as the statutory provisions of the NAPA; (2) in excess of the commission's statutory authority;
(3) made upon unlawful procedure; (4) affected by an error of law; and (5) arbitrary and capricious and characterized by abuse of discretion. The Commission's dismissal of the September 30th filing must be set aside.

                              FIFTH CAUSE OF ACTION
                1995 STIPULATION IMPROPERLY CONSTRUED TO APPLY TO
                    PURCHASED ENERGY [IMPUTED CAPACITY] COSTS

      135. Petitioner incorporates by reference Paragraphs 1 through 133 above as though fully set forth herein.

      136. The Commission's reliance on the 1995 stipulation as support for its imputation and treatment of purchased energy as if it were purchased capacity ignores the express language of the 1995 agreement (that Nevada Power would move "reasonably incurred purchased power capacity costs" from the BTER to the BTGR).

      137. The parties to the 1995 stipulation, themselves cognizant of the customs, practices, usages and terminology as generally understood by those in the business of regulating electric utilities did not draft the phrase "reasonably incurred purchased power capacity costs," to mean "reasonably incurred purchased power capacity costs, as well as later incurred purchased power energy costs that the parties agree should be treated as if they were capacity." Nevada Power has been prejudiced by the Commission's findings, inferences, conclusions and decision to construe the 1995 stipulation as applying to purchased energy as well as purchased capacity.

The Commission's orders in this and Case Nos. 99-00470A and 99-00754A should be set aside as they are (1) in excess of the commission's statutory authority; (2) made upon unlawful procedure; (3) affected by an error of law; (4) clearly erroneous in view of the reliable, probative and substantial evidence on the whole record; and (5) arbitrary and capricious and characterized by abuse of discretion. The Commission's disallowance of the prudently incurred costs of purchased energy must be set aside.

                              SIXTH CAUSE OF ACTION
           REGARDLESS OF S.B. 438, SEPTEMBER 30TH AMENDMENT WAS PROPER

      138. Petitioner incorporates by reference Paragraphs 1 through 136 above as though fully set forth herein.

      139. Even if the Commission was correct in finding that S.B. 438 did not authorize the September 30th filing, Nevada Power had every right under the then-existing statute and regulations to amend its July 15th filing. As is clear from the discussion above, amendments to deferred accounting filings have become routine in the last five years. Nevada Power's 1997 filing was amended twice, and its 1998 filing amended once. In neither case did the Commission question its authority to order and accept these amendments. Furthermore, under PUCN rules of practice and procedure, amendments are freely allowed.

      140. Because Nevada Power filed the September 30th filing as an amendment, and because the Commission in noticing the filing deemed it an amendment, NRS ss.704.110(5) required that the Commission process the case, both as to the setting of the BTER based on the most recent twelve months of data, and the clearing of the DEAA balances through August 31, 1999. Having been set pursuant to the then-existing statute and regulations (rather than S.B. 438), these rates would have remained in effect until the commencement of retail open access.

      141. In dismissing the September 30th filing even as to the currently structured utility, the Commission has violated a statutory provision, acted in excess of its statutory authority, committed other errors of law, and rendered a decision based on unlawful procedure, that is both arbitrary and capricious and characterized by abuse of discretion.

              SEVENTH CAUSE OF ACTION TREATMENT OF PURCHASED ENERGY
           AS IF IT WERE PURCHASED CAPACITY IS CONTRARY TO STATUTE AND
                                   REGULATION

      142. Petitioner incorporates by reference Paragraphs 1 through 140 above as though fully set forth herein.

      143. Nevada Power has consistently and steadfastly maintained that its consent in 1996 to move explicit purchased capacity from the BTER to the BTGR did not extend to purchased energy. Absent a finding of imprudence, a Commission order denying recovery of a component of purchased power is contrary to statute and regulation.

      144. The Commission is duty-bound to balance the interests of shareholders and ratepayers by providing public utilities with the opportunity to earn a fair return on their investments and setting rates that are both just and reasonable. Prior to its repeal, NRS ss.704.110(5) provided that the Commission was obligated to allow Nevada Power to periodically clear its deferred accounts. Termination of deferred accounting for purchased energy fuel cannot be ordered retroactively. Ongoing costs of fuel and purchased power, including purchased energy and capacity, are to be set according to the Commission's deferred accounting regulations, which are clear and unequivocal. Purchased energy is to be accounted for and recovered in the BTER, according to a formula originating with General Order 21.

      145. The Commission's disallowance of imputed capacity costs is contrary to both statute and regulation. Nevada Power has been prejudiced by the Commission's findings, inferences, conclusions and decision to impute purchased energy as purchased capacity, and then deny recovery of any of its reasonable and prudent costs. Thus the Commission's orders in this and Case Nos. 99-00470A and 99-00754A should be set aside as they are (1) in violation of the statute mandating balanced treatment of investor and customer interests and providing electric utilities an opportunity to earn a fair return through the setting of just and reasonable rates; (2) in excess of the commission's statutory authority; (3) made upon unlawful procedure; (4) effected by error of law; and (5) arbitrary and capricious and characterized by abuse of discretion. The Commission's disallowance of the prudently incurred costs of purchased energy must be set aside.

                             EIGHTH CAUSE OF ACTION
                   TREATMENT OF PURCHASED ENERGY AS IF IT WERE
                PURCHASED CAPACITY CONSTITUTES AD HOC RULEMAKING

      146. Petitioner incorporates by reference Paragraphs 1 through 144 above as though fully set forth herein.

      147. Nevada Power has consistently and steadfastly maintained that its consent in 1996 to move explicit purchased capacity from the BTER to the BTGR did not extend to purchased energy. The Commission is without authority to impute energy as capacity without engaging in rulemaking. Prior to its repeal, NRS ss.704.185 allowed Nevada Power to use deferred accounting for all of its purchased power costs, whether capacity or energy. Prior to its repeal, NRS ss.704.110(5) allowed Nevada Power to recover all of its purchased power costs, whether capacity or energy. The Commission's regulations are clear and unequivocal. All purchased energy is to be accounted for and recovered in the BTER, according to a formula originating with General Order 21.

      148. The Commission cannot by order deny a utility a right it has been given pursuant to statute and regulation. Nor can the Commission modify or deviate from a regulation or other rule of generally applicability without conducting formal rulemaking. Furthermore, the Commission is duty-bound to balance the interests of shareholders and ratepayers by providing public utilities with the opportunity to earn a fair return on their investments and setting rates that are both just and reasonable.

      149. As a ruling contrary to both statute and regulation, of general applicability, affecting other utilities and their customers, conducted without benefit of the protections of the NAPA, the Commission's decision to remove from the BTER calculation the costs of purchased energy that the Commission wishes to impute and treat as if it were capacity, constitutes unauthorized and ad hoc rulemaking. Nevada Power has been prejudiced by the Commission's findings, inferences, conclusions and decision to impute and treat purchased energy as purchased capacity, without engaging in rulemaking. Thus the Commission's orders in this and Case Nos. 99-00470A and 99-00754A are appropriately set aside as they are (1) in violation of the statute mandating balanced treatment of investor and customer interests and providing electric utilities an opportunity to earn a fair return through the setting of just and reasonable rates; (2) in excess of the commission's statutory authority; (3) made upon unlawful procedure; (4) effected by error of law; and (5) arbitrary and capricious and characterized by abuse of discretion. The Commission's disallowance of the prudently incurred costs of purchased energy must be set aside.

                              NINTH CAUSE OF ACTION
            DISALLOWANCE OF ONGOING COSTS OF IMPUTED CAPACITY BECAUSE
          SUCH COSTS ARE NOT DEFERRED ACCOUNTING ISSUES IS CONTRARY TO
              AND CONSTITUTES A COLLATERAL ATTACK ON A PRIOR ORDER
                    PROHIBITED BY ADMINISTRATIVE RES JUDICATA

      150. Petitioner incorporates by reference Paragraphs 1 through 148 above as though fully set forth herein.

      151. As set forth above, in its final orders in PUCN Docket Nos. 97-7030 and 98-7035, the Commission deferred the recovery of imputed capacity to Nevada Power's restructuring compliance plan case. Then in its Interim Order in the compliance plan case, the Commission put the recovery of imputed capacity issue off again, this time into the subject deferred accounting filing. Then, its order in the subject case, the Commission has denied recovery of the ongoing costs of purchased energy, which the Commission has imputed and treated as if it were purchased capacity. As justification for its outright denial of the ongoing costs of imputed capacity, the Commission states that, contrary to its September 17, 1999 ruling in the compliance plan case, "the going-forward imputed costs are not a deferred accounting issue."

      152. The Commission's denial of recovery of the ongoing costs of imputed capacity, because these costs aren't related to deferred accounting, in direct contravention of the Commission's determination just months ago to put these costs into this deferred accounting proceeding, violates the principles of administrative res judicata, as well as the prohibition against collateral attacks on rate orders and retroactive ratemaking. Furthermore, the Commission is duty-bound to balance the interests of shareholders and ratepayers by providing public utilities with the opportunity to earn a fair return on their investments and setting rates that are both just and reasonable. NRS ss.704.001.

      153. Nevada Power has been prejudiced by the Commission's findings, inferences, conclusions and decision to place the recovery of ongoing costs of imputed capacity into this deferred accounting docket, then claim that the ongoing costs of imputed capacity are not properly recovered as deferred accounting costs, are (1) in violation of the statute mandating balanced treatment of investor and customer interests and providing electric utilities an opportunity to earn a fair return through the setting of just and reasonable rates; (2) made upon unlawful procedure; (3) affected by an error of law; and (4) arbitrary and capricious and characterized by abuse of discretion. The Commission's disallowance of the prudently incurred costs of purchased energy must be set aside.

                              TENTH CAUSE OF ACTION
             NETTING OF PURCHASED ENERGY COSTS AGAINST BTGR REVENUES
                  CONSTITUTES UNLAWFUL SINGLE-ISSUE RATEMAKING

      154. Petitioner incorporates by reference Paragraphs 1 through 152 above as though fully set forth herein.

      155. In its Order the Commission has outright disallowed recovery of all but $20 million of Nevada Power's $49.7 million in imputed capacity balances. Of the remaining $22 million in imputed capacity deferrals, the Commission seeks to offset and reduce the balance by approximately $17 million. As justification for this disallowance the Commission has attempted to net imputed capacity costs (i.e. purchased energy costs) against a 1996 calculation of revenues received for explicit capacity. In the simplest of terms, the Commission's netting scheme would have Nevada Power (1) imputing energy as capacity, (2) hypothetically allocated BTGR revenues to express capacity moved to BTGR in 1996, and (3) offsetting (subtracting) those revenues from energy purchased in 1998 and 1999. This is contrary to law and statute.

      156. The Commission cannot by order deny a utility a right it has been given pursuant to statute and regulation. Nor can the Commission modify or deviate from a regulation or other rule of generally applicability without conducting formal rulemaking. Furthermore, the

Commission is duty-bound to balance the interests of shareholders and ratepayers by providing public utilities with the opportunity to earn a fair return on their investments and setting rates that are both just and reasonable.

      157. The Commission's decision to deny recovery of Nevada Power's prudently incurred but deferred costs of purchased energy, which the Commission wishes to impute and treat as if it were capacity, is contrary to statute and regulation. Nevada Power has been prejudiced by the Commission's findings, inferences, conclusions and decision to impute and treat purchased energy as purchased capacity, without engaging in rulemaking. Thus the Commission's orders in this and Case Nos. 99-00470A and 99-00754A are appropriately set aside as they are (1) in violation of the statute mandating balanced treatment of investor and customer interests and providing electric utilities an opportunity to earn a fair return through the setting of just and reasonable rates; (2) in excess of the commission's statutory authority; (3) made upon unlawful procedure; (4) effected by error of law; and (5) arbitrary and capricious and characterized by abuse of discretion. The Commission's disallowance of the prudently incurred costs of purchased energy must be set aside.

                            ELEVENTH CAUSE OF ACTION
                DELAY OF RESOLUTION OF PRE-JUNE BALANCES VIOLATES
                 STATUTES AND REGULATIONS REQUIRING CLEARING OF
                                DEFERRED BALANCES

      158. Petitioner incorporates by reference Paragraphs 1 through 156 above as though fully set forth herein.

      159. With the dismissal of the September 30th filing, some $30 million in imputed capacity deferrals (from June 1 through September 30, 1999), were outright disallowed. For the remaining $20 million in imputed capacity deferrals (for energy purchases through May 31,

1999), the Commission has once again put off their recovery, this time to yet another restructuring-related filing in which it proposes to net (subtract) approximately $17 million and expose the balance to yet further netting in unrelated matters. That filing, which has yet to be made, is to address the extent to which Nevada Power is eligible for compensation of "past costs." How the regulation and the Commission would treat deferrals of imputed capacity in determining Nevada Power's eligibility for past costs is impossible to determine at this point.

      160. Thus the Commission's order is in violation of statute in excess of the Commission's statutory authority, based upon unlawful procedure, with other errors of law, is contrary to reliable, probative and substantial evidence on the whole record, that is in its result arbitrary and capricious and characterized by abuse of discretion. The Commission's disallowance of the prudently incurred costs of purchased energy must be set aside.

                             TWELFTH CAUSE OF ACTION
                           SEPTEMBER FILING PERMITTED
                              UNDER NRS ss. 704.110

      161. Petitioner incorporates by reference Paragraphs 1 through 159 above as though fully set forth herein.

      162. Even if the September filing were deemed to be a separate second filing, as opposed to an amended filing, such filing is permitted under NRS ss. 704.110(5) since that statute does not prevent or preclude filings whenever an applicant desires to make one. It only precludes the clearing of deferred accounts more often than every six months.

                           THIRTEENTH CAUSE OF ACTION
                           PUCN ABUSED ITS DISCRETION
                       IN DISMISSING THE SEPTEMBER FILING

      163. Petitioner incorporates by reference Paragraphs 1 through 161 above as though fully set forth herein.

      164. Even if the September filing contravened NRS ss. 704.110 and NAC ss. 703.116, the PUCN possessed authority to deviate from regulations and allow amended pleadings to do substantial justice among the parties.

      165. In dismissing the September filing, the PUCN acted arbitrarily and capriciously and abused its discretion.

                           FOURTEENTH CAUSE OF ACTION
                  PUCN ABUSED ITS DISCRETION IN FAILING TO DEEM
               THE SEPTEMBER FILING AS A NRS ss. 704.110(7) FILING

      166. Petitioner incorporates by reference Paragraphs 1 through 164 above as though fully set forth herein.

      167. NRSss. 704.110(7) allows fuel and purchased power applications to be made monthly. NRSss. 704.110(7) was not repealed by SB 438. In fact, it was reenacted.

      168. The PUCN is statutorily mandated to ignore technicalities in pleadings, to construe pleadings liberally, and accomplish substantial justice.

      169. In failing to deem Petitioner's September filing as an NRS ss. 704.110(7) purchased power and fuel application, the PUCN acted in violation of statute and abused its discretion.

                              CONCLUSION AND PRAYER

      170. With its March 28, 2000 order in PUCN Docket No. 99-7035, the Commission has denied Nevada Power recovery of tens of millions of dollars in annual revenues. Nearly $30 million in reasonable and prudent expenditures for purchased energy consumed by Nevada Power's customers between June 1 and August 31, 1999, have been disallowed outright. Nearly $20 million in reasonable and prudent expenditures for purchased energy consumed by customers prior to June 1, 1999 have again been ordered deferred and recovery denied, this time to Nevada Power's restructuring-related past cost filing. All ongoing costs of imputed capacity have been disallowed outright. What is more, the ongoing costs of energy other than imputed capacity have been set based on outdated information, virtually guaranteeing a long-term under-recovery for fuel and purchased power costs of nearly $10 million. Absent the grant of injunctive relief, these revenues can never be recouped.

      171. This devastation of Nevada Power's last deferred accounting filing, was not based on any questions of fact or findings of imprudence. The harm described above is entirely attributable to the Commission's findings on two legal issues: whether the Company's September 30th filing was proper, and whether the Commission can impute and treat purchased energy as if it were purchased capacity.

      WHEREFORE, Nevada Power prays that the Court:

      (1) Enter a judgment on this Petition for Judicial Review that reverses, vacates and sets aside the Order issued March 28, 2000 in PUCN Docket No. 99-7035.

      (2) Reinstate Petitioner's September 30th filing in its entirety and enter an order allowing Nevada Power to recover deferrals of imputed capacity through March 28, 2000, and to implement ongoing rates for fuel and purchased power that reflect the costs of purchased energy as set forth therein.

      (3) Grant such other and further relief as the Court deems just and reasonable.

      Dated at Reno, Nevada this ___ day of March, 2000.

                                  Respectfully submitted,

                                  NEVADA POWER COMPANY


                                  By____________________________________________
                                    William E. Peterson, General Counsel


                                  By____________________________________________
                                    Elizabeth Elliot, Associate General Counsel